SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934



Filed by the Registrant                              [ X ]

Filed by a Party other than the Registrant           [  ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                           Famous Host Lodging V, L.P.
                (Name of Registrant as Specified In Its Charter)


                                      N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:

                  -------------------------------------------------------

         2) Aggregate number of securities to which transaction applies:

                  -------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


                  -------------------------------------------------------



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         4)       Proposed maximum aggregate value of transaction:

                  ------------------------------------------------------

         5)       Total fee paid:

                  ------------------------------------------------------

[X]      Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

                  $820

         2)       Form, Schedule or Registration Statement No.:

                  Schedule 14A

         3)       Filing Party:

                  Registrant

         4)       Dated Filed:

                  May 15, 1998




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                         CONSENT SOLICITATION STATEMENT


                       PROPOSED ACTION BY WRITTEN CONSENT
                               OF LIMITED PARTNERS
                                       OF
                           FAMOUS HOST LODGING V, L.P.

                               November 12, 1998

                                  INTRODUCTION

     The limited partners (the "Limited Partners") of FAMOUS HOST LODGING V, L.P., a California limited partnership (the "Partnership"), are being asked by the Partnership and Grotewohl Management Services, Inc. (the "Managing General Partner") to consider and approve by written consent the proposed sale of all of the Partnership's interests in real property and related personal property (the "Property") for an aggregate purchase price of $4,100,000, and the dissolution of the Partnership, which proposal is described hereinafter (the "Proposal"). If the Proposal is approved and the proposed sale is consummated, among other things, all of the Partnership's assets will be liquidated and the Partnership will be dissolved. (See "Effects of Approval of the Proposal" below.)

     If the Proposal is approved, the Partnership will be authorized to sell the Property to Tiburon Capital Corporation, or a nominee thereof (the "Buyer"). It is expected that Tiburon Capital Corporation will form a limited liability company for the purpose of buying and owning the Property, and that Tiburon Capital Corporation, as the managing member thereof, will have the power to direct such Buyer's affairs and control all its major decisions. As discussed below under "Purchase Agreement," Mark Grotewohl, a former employee of the Partnership and the son of the two owners of the Managing General Partner, or a limited liability entity to be formed by him, will be a member of the Buyer. Mark Grotewohl or his wholly-owned entity will enter into a contract to provide all centralized property management services to the Buyer and pay all centralized property management expenses in exchange for 4 1/2% of gross property revenues. The management contract will provide for performance objectives which, if not met, will entitle the Buyer to terminate the contract. As an additional management incentive Mr. Grotewohl or his wholly-owned entity will receive on account of his or its membership in the Buyer up to 50% of the profits from the Property after return of all capital to all equity investors, plus a return thereon of at least 14% per annum. Neither Mark Grotewohl nor his wholly-owned entity has or will have any interest in Tiburon Capital Corporation or any voting rights in the Buyer with respect to major decisions (e.g., the sale of refinancing of the Property).

     The Limited Partners are urged to consider the following risk factors:

     - Inasmuch as the Buyer is engaging in the transaction in order to make a profit by operating the Property, the Buyer's interests differ from those of the Limited Partners. (See "Purchase Agreement" and "Special Factors.")

     - The Managing General Partner is subject to conflicts of interest, including conflicts arising from the settlement of lawsuits (see "Legal Proceedings"), which may have impacted its decision to sell the Property, its conduct of negotiations leading to the proposed sale of the Property and its recommendation with respect thereto. (See "Conflicts of Interest.")

     - The Managing General Partner did not list the Property for sale with a broker to obtain competitive bids. Instead, the Managing General Partner based the purchase price for the Property on a formal appraisal of the Property as of January 1, 1998. (See "Special Factors" and "Conflicts of Interest.") It is possible, then, that the Partnership might have received a higher price for the Property if it had solicited offers by listing the Property.

     - The appraiser may be subject to conflicts of interest in that it has prepared other appraisals for the Managing General Partner. (See "Appraisal of the Property/Fairness Opinion.")

     -  The   Managing   General   Partner   did  not  retain  an   unaffiliated
representative to act solely on behalf of the Limited Partners in negotiating the terms of the proposed transaction. (See "Special Factors.")

     - The Limited  Partners  will be allocated  taxable gain if the Property is
sold.   (See  "Effects  of  Approval  of  the  Proposal  -  Federal  Income  Tax
Consequences.")

     Specifically, the Limited Partners are being asked to approve the following
Proposal:

     An amendment to the Partnership Agreement to grant to the Managing General Partner authority to sell the Property and related personal property to the Buyer, notwithstanding that Mark Grotewohl will be an Affiliate of the Buyer; to dissolve and wind up the affairs of the Partnership; to distribute the proceeds of the sale and any other cash held by the Partnership in accordance with the Partnership Agreement; to terminate the Partnership; and to take any action deemed necessary or appropriate by it to accomplish the foregoing. The exact wording of such amendment is set forth under "Amendment to Partnership Agreement."

     If the Limited Partners approve the Proposal, closing of the sale will be subject to certain terms and conditions, including the availability of sufficient debt financing to the Buyer. (See "Purchase Agreement.") If the sale is consummated, distributions will be made to the Limited Partners in accordance with the terms of the Partnership's Certificate and Agreement of Limited Partnership (the "Partnership Agreement"). In an amendment to the settlement agreement respecting the lawsuits discussed below (see "Legal Proceedings"), the Partnership agreed to close the proposed transaction within a 30-day period after approval thereof by the Limited Partners, so as to provide the Limited Partners with the proceeds from the sale as quickly as possible.

     The Proposal is subject to the approval of a majority-in-interest of the Limited Partners. If the Limited Partners do not approve the Proposal, the Partnership will not sell the Property pursuant to the Proposal. Rather, the Managing General Partner will entertain other offers to sell the Property and will submit one or more of such offers to the Limited Partners for approval, in the discretion of the Managing General Partner. Pending any sale of the Property, the Partnership will continue to operate the Property as usual.

     The purchase agreement was executed on April 30, 1998 by John F. Dixon and William R. Dixon, Jr., on behalf of the Buyer, and Philip B. Grotewohl and David
P. Grotewohl,  on behalf of the Partnership.  The purchase agreement also covers the proposed sale of the properties of four other California limited partnerships as to which the Managing General Partner serves as general partner. The term of all such purchases are identical, except for the amount being offered for each property. The Buyer has the right to rescind the purchase agreement if any of the five partnerships fails to approve the sale of its property or properties to the Buyer.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     This Consent Solicitation Statement and the enclosed form of Action By Written Consent of Limited Partners (the "Consent") were first sent to the Limited Partners on or about November 12, 1998.

     Units of limited partnership interest in the Partnership (the "Units") represented by Consents duly executed and returned to the Partnership on or before December 31, 1998 (unless extended by the Managing General Partner pursuant to notice mailed to the Limited Partners) will be voted or not voted in accordance with the instructions contained therein. If no instructions for the Proposal are given on an executed and returned Consent, Units so represented will be voted in favor of the Proposal. The Managing General Partner will take no action with respect to the Proposal except as specified in the duly executed and returned Consents.

     The cost of this solicitation of Consents is being borne by the Partnership. Such solicitation is being made by mail and, in addition, may be made by officers and employees of the Partnership and the Managing General Partner, either in person or by telephone or telegram.

                                TABLE OF CONTENTS

                                                                           Page

Special Factors.............................................................. 1
Outstanding Voting Securities and Voting Rights.............................. 6
Consent Under Partnership Agreement.......................................... 8
The Property and the Partnership's Business.................................. 8
  Narrative Description of Business.......................................... 8
    (a)  Franchise Agreements................................................ 8
    (b)  Operation of the Hotel and Restaurant............................... 8
    (c)  Competition......................................................... 9
  Property................................................................... 9
Management...................................................................10
Purchase Agreement...........................................................11
Conflicts of Interest........................................................13
Effects of Approval of the Proposal..........................................13
  General....................................................................13
  Determination and Use of Net Proceeds......................................14
  Federal Income Tax Consequences............................................15
    (a)  General.............................................................15
    (b)  Characterization of Gain............................................16
  Dissolution of the Partnership.............................................17
Appraisal of the Property/Fairness Opinion...................................17
Legal Proceedings............................................................20
Amendment to Partnership Agreement...........................................23
Financial Information........................................................24
  Selected Partnership Financial Data........................................24
  Management's Discussion and Analysis of Financial Condition and
    Results of Operations....................................................24
      I.  Fiscal Year Financial Statements...................................24
          (a)  Liquidity and Capital Resources...............................24
          (b)  Results of Operations.........................................25
      II. Interim Financial Statements.......................................28
          (a)  Liquidity and Capital Resources...............................28
          (b)  Results of Operations.........................................28
  Other Financial Information................................................28
Financial Statements........................................................F-i


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                                 SPECIAL FACTORS

     A number of special factors apply to the Proposal. Some factors are described more fully elsewhere in this Consent Solicitation Statement and should be read in conjunction with the rest of this Consent Solicitation Statement. Limited Partners are urged to read all of this Consent Solicitation Statement carefully.

     The primary purpose of the Proposal is to provide Limited Partners with an opportunity to liquidate their investment in the Partnership. Based on (i) comments and questions from Limited Partners with respect to a liquidation of their investment, (ii) the lack of a public market for the Units, and (iii) the original objective of the Partnership respecting the sale of the Property, the Managing General Partner believes such liquidity is desired by the Limited Partners.

     The Partnership was formed in 1984 and its motel property located in Barstow, California opened for business during 1985.

     This Consent Solicitation Statement has been prepared to ask the Limited Partners to approve the sale of the Property for cash in the amount of the appraised fair market value of $4,100,000.

     It has always been the intention of the Partnership to liquidate the Property when it became apparent that the best interests of the Limited Partners would be served by doing so. The Managing General Partner has received inquiries from the Limited Partners over the years as to when the Property was to be sold and the Partnership liquidated. Its response, until recently, has been that because of overbuilt and depressed motel market conditions, the time was not right for a sale of the Property. During 1997 and the early part of 1998 conditions changed, and the Managing General Partner believes that the Property should be sold pursuant to the Proposal, which was executed on April 30, 1998, and the Partnership liquidated.

     During September and October 1997, Everest Properties II, LLC, a member of an affiliated group of entities which is the largest investor group in the Partnership (the "Everest Group"), made an offer to purchase the Property and the motel properties of four other California limited partnerships as to which the Managing General Partner serves as general partner (the Partnership and the four other partnerships are referred to herein as the "GMS Partnerships"). The purchase price set forth in the October offer for the Property was $2,614,730, a price far below $4,100,000, the appraised value as of January 1, 1998 and the price offered in the Proposal. The Managing General Partner rejected the offer of the Everest Group. Subsequent conflicts between the Everest Group and the Partnership resulted in lawsuits. Inasmuch as the Managing General Partner agreed with the Everest Group in principle that the Property should be sold, a settlement was reached whereby, among other things, the Managing General Partner agreed to take steps to sell the Property and the properties of the other GMS Partnerships, and the lawsuits were dismissed. (See "Legal Proceedings.") In an amendment to the settlement agreement, the Everest Group agreed to vote its Units in favor of the Proposal. (See "Outstanding Voting Securities and Voting Rights.")

     The Managing General Partner considered seeking third party buyers for the Property (and expects to do so if the Proposal is disapproved) but believes that it is unlikely that a sale materially more favorable to the Limited Partners could have been arranged last spring, or can be arranged now, because (i) the proposed purchase price is equal to the appraised value determined as of January

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

1, 1998, and (ii) in the opinion of the Managing General Partner, the market is now less favorable to sellers than it was at the time the contract with the Buyer was negotiated. It is also possible that a delay in pursuing the Buyer's offer by listing the Property would have resulted in the loss of that offer.

     In this regard, prior to negotiating the terms represented by the Proposal, the Managing General Partner received in writing from two real estate brokers who are not affiliated with the Partnership or the Managing General Partner suggested sale strategies for the sale of the Property and the properties of the other GMS Partnerships. One broker suggested a sealed bid sales strategy with an emphasis of obtaining a single purchaser or a minimum number of purchasers. This broker presented a broker's value for the eight individual properties which, in the aggregate ($28,250,000), was slightly lower than the aggregate appraised value ($28,900,000) of the eight properties. However, the values assigned by this broker to the properties were, in some instances, lower than the appraised values and, in other instances, higher. (For example, the broker assigned values to the South San Francisco, Sacramento, Modesto, Santa Rosa, San Bernardino,
Bakersfield,  Pleasanton  and  Barstow  properties  of  $7,500,000,  $2,600,000,
$1,250,000,  $1,700,000,  $1,700,000,  $1,800,000,  $7,800,000,  and $3,900,000,
respectively, as compared to the appraised values determined by PKF Consulting of $7,600,000, $2,700,000, $1,800,000, $2,200,000, $1,600,000, $1,300,000,
$7,600,000 and $4,100,000, respectively.) The other broker suggested that the eight properties would derive the highest value if sold as a portfolio, particularly if the buyer were trying to break into the California lodging industry. The aggregate list price determined by this broker ($29,000,000) was substantially the same as the aggregate appraised values. As was the case with the first broker, this broker assigned list prices to the eight properties which were, in some instances, lower than those of the appraised values and, in other instances, higher. (This broker assigned list prices, assuming the properties were sold individually, to the South San Francisco, Sacramento, Modesto, Santa Rosa, San Bernardino, Bakersfield, Pleasanton and Barstow properties of $7,663,176, $2,562,833, $1,177,217, $1,600,182, $1,417,824, $1,634,820,
$7,947,436 and $3,558,296, respectively.) Limited Partners should be aware that "list" prices and "values" assigned by brokers are prices to be used to position properties for ultimate sale over a period of time. Such estimated prices are not intended to be appraised values, are not the work product of recognized experts, are not the result of the rigorous efforts entailed in producing appraised values, may reflect marketing strategy more than an honest estimate of the probable value and, therefore, may not accurately reflect the actual amount of a sale price for any given property. Indeed, the Managing General Partner is aware that the competition between these two brokers to obtain the listings may have, in some instances, resulted in an upward bias in the brokers' reports. Accordingly, the Managing General Partner does not believe that the prices and values submitted by the brokers should be relied upon in connection with a Limited Partner's determination of the manner in which the Limited Partner will vote on the Proposal. The Managing General Partner has included the information set forth in this paragraph so that Limited Partners will have before them all third-party information possessed by the Managing General Partner at the time it negotiated the terms of the Proposal.

     It was not until after the Managing General Partner's receipt of the PKF Consulting appraisal, and the broker's reports discussed in the preceding paragraph that Tiburon Capital Corporation (together with its nominees, the "Buyer") was introduced to the Managing General Partner by Mark Grotewohl. Philip Grotewohl, on behalf of the Managing General Partner, conducted negotiations relative to the sale of the Property.

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


     As discussed more fully below under "Appraisal of the Property/Fairness Opinion," the Property has been appraised by PKF Consulting, a national hospitality industry specialist. PKF Consulting is an international firm of management consultants, industry specialists, and appraisers who provide a wide range of services to the hospitality, real estate, and tourism industries. Headquartered in San Francisco, PKF Consulting has offices in New York, Philadelphia, Atlanta, Boston, Houston, Los Angeles, Washington, D.C., and abroad. As a member of the Pannell Kerr Forster International Association, PKF Consulting has access to the resources of one of the world's largest accounting and consulting firms, with 300 offices in 90 countries. Its conclusion was that the fair market value of the Property as of January 1, 1998 is $4,100,000, which is the purchase price of the Property set forth in the Proposal. The purchase price is to be paid in cash, and the net proceeds thereof will be distributed in accordance with the Partnership Agreement upon the close of the sales transactions and the concomitant dissolution of the Partnership. The amended settlement agreement with the Everest Group and the contract of sale between the Partnership and the Buyer provide for a closing of the sale within 30 days after approval of the sale by the Limited Partners, in order to provide for a rapid distribution of sale proceeds to the Limited Partners. Termination of the Partnership will occur as soon as the winding up process can be completed.

     The Partnership and the Managing General Partner are recommending the approval of the Proposal by the Limited Partners for the following reasons:

     oThe Managing General Partner believes that the subject contract was entered into at the crest of a seller's market, which has now subsided. In this regard, Limited Partners should note that economic journalists have reported adverse changes in credit availability and consumer confidence since the terms of the Proposal were negotiated, factors which could adversely affect the value of the Property. The Managing General Partner believes that now is the time to sell the Property.

     o The Partnership's intention has always been to sell the Property when the market conditions warranted sale. It was never an investment objective of the Partnership to hold the Property permanently.

     o The Managing General Partner understands that the circumstances of many of the Limited Partners have changed over the life of the Partnership and believes that the Limited Partners should be presented with an opportunity to liquidate their investments. In this regard the Managing General Partner believes that it is important that the Limited Partners understand that no true market exists for the sale of the Limited Partner's investment Units. Heretofore, to dispose of their Units, Limited Partners have had to arrange private sales, or accept tender offers, at prices well below the real value of the underlying assets.

     o The Property is proposed to be sold to the Buyer for $4,100,000, approximately $1,485,000 more than was offered for the Property in October 1997 by the Everest Group. The sales price is equal to the appraised value of the Property as of January 1, 1998 as determined by PKF Consulting, an independent real estate advisory firm specializing in the valuation of lodging properties. The proposed sale will be for all cash. PKF Consulting has rendered a fairness opinion, stating its opinion that the sales price is fair to the Partnership.

     o As of August 31, 1998, the Limited Partners had already received, over the life of the Partnership, the sum of $693.19 per Unit in the form of

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quarterly distributions.  Upon the sale of the Property as described herein, the
Limited Partners would receive an additional pre-tax distribution in the estimated amount of approximately $433 per Unit (less any amounts withheld by the Managing General Partner pending the outcome of the arbitration proceeding discussed under "Legal Proceedings"). For a discussion of other effects of the sale of the Property, including Federal income tax consequences, see "Effects of Approval of the Proposal" below.

     Notwithstanding the preceding, Limited Partners should note that the Buyer hopes to benefit from its acquisition of the Property, and that the Managing General Partner has a conflict of interest (see "Conflicts of Interest") in proposing the sale at this time. The fair market value and net cash flow of the Property may increase over time. Therefore, it is possible that Limited Partners would receive a greater return on their investment if the Partnership continued to own and operate the Property and sold it at a later date, instead of consummating a sale under the Proposal. The Limited Partners would likely fare worse under a strategy of retaining the Property if its value were to decline.

     The Managing General Partner has faced substantial conflicts of interest in proposing, negotiating and structuring the Proposal. See "Conflicts of Interest." Although, as discussed above, the Managing General Partner believes that the Limited Partners are interested in a means of liquidating their investment, the Proposal has not been initiated by the Limited Partners. The steps that have been and are being taken to provide the Limited Partners with procedural safeguards are: (i) the submission of the Proposal to the Limited Partners (all of whom are unaffiliated with the Partnership, the General Partners and Mark Grotewohl) for their approval; (ii) the commissioning of an independent appraisal of the Property upon which the Proposal is based; and
(iii) the commissioning of a fairness opinion respecting the Proposal. The factors are listed in descending order of importance, i.e., the first factor listed was given the most weight in the determination that the proposed transaction is procedurally fair, although, as a practical matter, this process is an approximation of the weight given to each factor because each factor is relevant and the Partnership, the Managing General Partner and Mark Grotewohl were not able to weigh the relative importance of each factor precisely. Although the Partnership has not retained an independent representative for the Limited Partners, the Partnership, the Managing General Partner and Mark Grotewohl believe that the steps taken and to be taken constitute sufficient procedural safeguards for the Limited Partners' interests and that the proposed transaction is procedurally fair. The Managing General Partner's determination was made by Philip Grotewohl, as the sole director thereof.

     Further, the Partnership, the Managing General Partner and Mark Grotewohl believe that the proposed transaction represented by the Proposal is substantively fair to the Limited Partners. The Partnership, the Managing General Partner and Mark Grotewohl have considered a number of material factors in connection with developing such beliefs. The factors are listed below in descending order of importance, i.e., the first factor listed was given the most weight in the determination that the proposed transaction is substantively fair, although, as a practical matter, this process is an approximation of the weight given to each factor because each factor is relevant and the Partnership, the Managing General Partner and Mark Grotewohl were not able to weigh the relative importance of each factor precisely:

     (i) The purchase price of the Property is equal to the appraised value of the Property as of January 1, 1998;

     (ii) The Units are at present illiquid and the cash to be distributed to the Limited Partners as a result of the proposed sale will provide Limited Partners with liquidity and cash in an amount greater than the recent sales prices for the Units and the net book value of the Units(as discussed below);

     (iii) The purchase price will be paid entirely in cash;

     (iv) The Partnership, the Managing General Partner and Mark Grotewohl believe that a current appraisal of the might reflect a lower value than that reflected in the January 1, 1998 appraisal;

     (v) The Partnership has received an opinion from PKF Consulting that the terms of the proposed sale are fair to the Limited Partners;

     (vi) The purchase price for the Property is substantially greater than that proposed by the Everest Group, the only other firm offer made for the Property during the preceding 18 months; and

     (vii) A sale of the Property rather than the continued ownership thereof will be consistent with the Partnership's investment objectives.

     The appraisal prepared by PKF Consulting was received by the Managing General Partner prior to the time that negotiations with the Buyer were commenced. The Managing General Partner relied on the appraisal to determine the valuation of $4,100,000 for the Property. As further discussed in the appraisal (see "Appraisal of the Property/Fairness Opinion"), PKF Consulting relied on a sales comparison analysis, a direct capitalization of income analysis, and a discounted cash flow analysis. Inasmuch as the Property consists of an actively operated business, the appraisal sets forth a single value for the "as is" market value and the "going concern" value. Accordingly, in relying on the appraisal, the Partnership, the Managing General Partner and Mark Grotewohl considered the "as is" market value and the "going concern" value, as well as current and historical prices for other motels. They did not consider the current liquidation value of the Property because it is clear that the highest and best use of the Property is as an operating motel. To sell the buildings and personal property in a liquidation sale would be ill advised. Further, the Managing General Partner deemed the net book value of the Property to be irrelevant, given the holding period for the Property. Based upon experience in the lodging industry, as well as general familiarity with industry news as reported by trade journals, the Partnership, the Managing General Partner and Mark Grotewohl reasonably believe that the appraised fair market value of the Property as determined by PKF Consulting as of January 1, 1998 was fair. PKF Consulting was retained because of its reputation and expertise. The Partnership paid PKF Consulting approximately $8,100 for its services in the proposed transaction and the other GMS Partnerships paid PKF Consulting an aggregate of approximately $41,400.

     With respect to item (ii) above, in the absence of an established public market in which Units are being traded, the Managing General Partner was not able to determine accurately any market values for the Units. However, according to Partnership Spectrum, an independent third party publication, and Schedules 13-D filed by the Everest Group, from August 1996 to August 1998, there were sales of Units (including sales made pursuant to tender offers) at rates ranging from $150 per Unit to $365 per Unit. The proposed sale would result in distributions of approximately $433 per Unit (less any amounts withheld by the Managing General Partner pending the outcome of the arbitration proceeding discussed under "Legal Proceedings"). During the past two years, neither the

Partnership, the Managing General Partner nor Mark Grotewohl has purchased or sold any Units. The net book value of the Partnership as of June 30, 1998 was $249.43 per Unit. During the past two years no offers have been made by any unaffiliated entity for a sale of Limited Partners' interests in the Partnership allowing the purchaser thereof to exercise control over the Partnership.

     Against the proposed transaction are the fact of an inside transaction, the Managing General Partner's decision not to solicit bids from independent third parties, and the possibility that the continued ownership of the Property could be more economically beneficial than a sale at this time. The Partnership, the Managing General Partner and Mark Grotewohl believe the factors listed above in favor of the transaction outweigh these negative considerations.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

     The only outstanding class of voting securities of the Partnership is the Units. Each Unit entitles its holder to one vote on the Proposal.

     All Limited Partners as of the date action is taken on the Proposal (the "Record Date") are entitled to notice of and to vote on the Proposal. As of August 31, 1998 there were 9,022 Units outstanding and a total of 1,764 Limited Partners entitled to vote such Units. With respect to the Proposal to be voted upon, the favorable vote of Limited Partners holding in excess of 50% of the Units outstanding as of the Record Date will be required for approval.

     There are no rights of appraisal or similar rights of dissenters under California law or otherwise with regard to the Proposal to be voted upon. Dissenting Limited Partners are protected under California law by virtue of the fiduciary duty of the Managing General Partner to act with prudence in the business affairs of the Partnership on behalf of the Partnership and the Limited Partners.

     As of August 31, 1998 no person or group of related persons was known by the Partnership to be the beneficial owner of more than 5% of the Units, except the following group of related Unit holders:

 Everest Lodging Investors, LLC            261 Units                  2.89%
 Everest Madison Investors, LLC            298 Units                  3.30%

         Total                             559 Units                 6.19%

     None of Grotewohl Management Services, Inc. (the Managing General Partner),Robert J. Dana (the associate general partner), Philip B. Grotewohl, David P. Grotewohl or Mark Grotewohl, or any of their affiliates, are the beneficial owners of any Units.

     As set forth above, the Everest Group owns 559 Units (6.19% of the total). In a written agreement dated April 21, 1998 (a date prior to the date Mark Grotewohl terminated his employment with the Partnership) entered into by the GMS Partnerships, Mark Grotewohl, Everest Properties II, LLC, Everest Properties, LLC, Everest Madison Investors, LLC, Everest Lodging Investors, LLC, KM Investments, LLC and Everest Financial, Inc., which amended the settlement agreement dated February 20, 1998 (discussed below under "Legal Proceedings"), the Everest Group agreed to vote in favor of the Proposal upon satisfaction of the following conditions: (i) execution by the GMS Partnerships of an exclusive sales agency contract in favor of the Everest Group; (ii) execution by the GMS Partnerships with an entity affiliated with Mark Grotewohl not later than April 30, 1998 of purchase agreements for the properties of the GMS Partnerships providing for sale prices equal to the respective appraised values of the properties and for full payment in cash at the time of the closing of escrow;
(iii) the grant to the Everest Group of the first opportunity to arrange financing for the proposed transactions; and (iv) the diligent preparation and dissemination by the Partnership of this Consent Solicitation Statement. Condition (i) was satisfied on May 8, 1998 by the execution of an exclusive sales agency contract granting the Everest Group an exclusive listing for the sale of the Property and the properties owned by the other GMS Partnerships for a six-month period. For a discussion of the commissions payable pursuant to such contract, see "Purchase Agreement" below.

     No meeting will be held with regard to this solicitation of the Limited Partners. Voting may be accomplished by completing and returning to the offices of the Partnership, at 2030 J Street, Sacramento, California 95814, telephone:
(916) 442-9183, the form of Consent included herewith. Only Consents received prior to the close of business on the date (the "Action Date") which is the earlier of (i) the date on which the Partnership receives approval and/or disapproval of the Proposal by a majority-in-interest of the Limited Partners, or (ii) December 31, 1998 (unless extended by the Managing General Partner pursuant to notice mailed to the Limited Partners), will be counted toward the vote on the Proposal. However, Limited Partners are urged to return their Consents at the earliest practicable date.

     If a Limited Partner has delivered an executed Consent to the Partnership, the Limited Partner may revoke such Consent not later than the close of business on the date immediately prior to the Action Date. As of the Action Date, the action which is the subject of this solicitation will either be effective (if the requisite number of executed Consents have been received by the Partnership) or the solicitation period will have expired without approval of the Proposal. The only method for revoking a Consent once it has been delivered to the Partnership is by the delivery to the Partnership prior to the Action Date of a written instrument executed by the Limited Partner who executed the Consent which states that the Consent previously executed and delivered is thereby revoked. Other than the substance of the revocation described above, no specific form is required for such revocation. An instrument of revocation will be effective only upon its actual receipt prior to the Action Date by the

Partnership or its authorized agent at the Partnership's place of business as set forth in the foregoing paragraph.

                       CONSENT UNDER PARTNERSHIP AGREEMENT

     Pursuant to Section 14.1(e) of the Partnership Agreement, a majority-in-interest of the Limited Partners must approve or disapprove the sale at one time of all or substantially all of the Partnership's properties. Also, under Section 11.2 of the Partnership Agreement, the Partnership is not permitted to sell its property to "Affiliates" of the General Partners. (The Partnership Agreement defines "Affiliate" of a person as (i) any person directly or indirectly controlling, controlled by, or under common control with such other person, (ii) any person owning or controlling 10% or more of the outstanding voting securities of such person, (iii) any officer, director or general partner of such person, and (iv) any person who is an officer, director or general partner of any of the foregoing. Although it might be contended that the Buyer is an Affiliate of the Managing General Partner, in the opinion of the Managing General Partner the Buyer does not come within such definition, because the Managing General Partner does not believe that Mark Grotewohl is an Affiliate of the Managing General Partner. (See "Purchase Agreement' below.) However, recognizing the possibility that reasonable minds might differ in resolving that issue, and because the Property constitutes substantially all of the Partnership's properties (as discussed below under "The Property and the Partnership's Business"), the Managing General Partner is seeking the approval of the proposed sale of the Property to the Buyer on the terms described herein by a majority-in-interest of the Limited Partners.

                   THE PROPERTY AND THE PARTNERSHIP'S BUSINESS

     The Property consists of a leasehold interest in land located in Barstow, California, the hotel property constructed thereon by the Partnership, another leasehold interest in a restaurant, and the related personal property.

Narrative Description of Business

     (a) Franchise Agreements

     The Partnership operates its hotel property as a franchisee of Holiday Inns, Inc. Holiday Inns offer accommodations in the mid-range of the lodging industry in terms of facilities and prices.

     (b) Operation of the Hotel and Restaurant

     Brown & Grotewohl, a California general partnership which is an affiliate of the Managing General Partner (the "Manager"), manages and operates the Partnership's hotel and restaurant. The Manager's management responsibilities include, but are not limited to, the supervision and direction of the Partnership's employees who operate the hotel and restaurant, the establishment of room rates and the direction of the promotional activities of the
Partnership's employees. In addition, the Manager directs the purchase of replacement equipment and supplies, maintenance activity and the engagement or selection of all vendors, suppliers and independent contractors. The Partnership's financial accounting activities are performed by the hotel and restaurant staff and a centralized accounting staff, all of which work under the direction of the Managing General Partner or the Manager. Together, these staffs perform all bookkeeping duties in connection with the hotel and restaurant, including all collections and all disbursements to be paid out of funds generated by hotel and restaurant operations or otherwise supplied by the Partnership.

     As of December 31, 1997, the Partnership employed a total of 49 persons, either full or part-time, at its hotel and restaurant, including eight desk clerks, 16 housekeeping and laundry personnel, four maintenance personnel, one general manager, four cooks and dishwashers, 11 servers and bus persons, four bartenders and one restaurant manager. In addition, and as of the same date, the Partnership employed 11 persons in administrative positions at its central office in Sacramento, California, all of whom worked for the Partnership on a part-time basis. They included accounting, investor service, sales and marketing and hotel supervisory personnel, secretarial personnel, and purchasing personnel.

     (c) Competition

     As discussed in greater detail below, the Partnership faces intense competition from hotels and motels of varying quality and size, including other mid-range hotels and motels which are part of nationwide chains and which have access to nationwide reservation systems.

Property

     On May 10, 1984, the Partnership entered into a long-term lease of 3.05 acres of unimproved land located on East Main Street in Barstow, California. The leasehold is located within a 15-acre parcel which was developed as a lodging, restaurant, retail and theater complex known as "Barstow Station Too!". The Partnership's hotel is the only hotel or motel to be included in the complex. The original term of the lease was for 50 years with the lessee's option to renew for three additional 10-year periods.

     The Barstow hotel, which consists of 148 guestrooms, was placed in service on December 31, 1985, at which date 96 guestrooms were available for occupancy. The remaining 52 guestrooms became available for occupancy on March 15, 1986.

     On June 15, 1987 the Partnership commenced operation of a family restaurant and cocktail lounge immediately adjacent to the Barstow hotel. The Partnership leases the restaurant facility from Fred Rosenberg, the lessor of the hotel site.

     On May 30, 1990, the Partnership entered into a written agreement with the lessor for the amendment of the hotel and restaurant facility leases. The restaurant facility lease term was extended from January 1, 1991 to December 31, 2010; however, the Partnership has the option of terminating the lease after January 1, 2001 if the Partnership should terminate its license to operate the hotel as a franchise of Holiday Inns, Inc. Additional rent for the hotel site and restaurant facility was changed so as to be the amount by which 9% of the combined annual gross sales from the hotel and restaurant facility exceeds the combined annual minimum rent ($275,556 as of December 31, 1997; $280,116 as of December 31, 1998) under the hotel site and restaurant facility leases.

     The leases provide that the improvements constructed by the Partnership on the leased premises will remain the property of the Partnership during the lease term but that upon expiration of the leases, title to any such improvements will pass to the lessor.

     In 1997, the Partnership incurred a total of $285,302 in rent expense for its Barstow hotel site and restaurant facility. In addition, the Partnership pays all property taxes and assessments for each leasehold site.

     The Partnership's hotel achieved the following average occupancy rates and average room rates during 1997, 1996 and 1995:


                                         1997           1996         1995
                                    -------------------------------------------
Average Occupancy Rate                   68.6%         71.1%         74.9%
Average Room Rate                       $66.30         $64.63       $60.95

     The following lodging facilities provide direct and indirect competition to the Partnership's Barstow hotel:


                                                                  Approximate
                                                 Number              Distance
                 Facility                       Of Rooms          From The Hotel
--------------------------------------------------------------------------------
Quality Inn                                        100               Adjacent
Days Inn                                           113              0.25 Mile
Comfort Inn                                                         0.50 Mile
Vagabond Inn                                        67              0.50 Mile
Best Western                                        79              0.50 Mile
Holiday Inn Express                                 65              3.00 Miles

     The Barstow hotel's major sources of patronage are generated by local military bases, with civilian Federal employees, military personnel and Federal government contractors generating approximately 26% of the hotel's room revenue. The Barstow area also attracts traveling salespeople and other commercial travelers, as well as leisure travelers.

     For a discussion of the revenue received by the Partnership from the restaurant see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                   MANAGEMENT

     The Partnership is a California limited partnership which has no executive officers or directors. The principal business address of the Partnership is 2030 J Street, Sacramento, CA 95814. The Partnership's general partners are Grotewohl Management Services, Inc., as managing general partner, and Robert J. Dana, as associate general partner.

     Grotewohl Management Services, Inc. is a California corporation owned one-half by Philip B. Grotewohl and one-half by his former wife, who is not involved in the day-to-day operations of Grotewohl Management Services, Inc., and who does not serve as a director or executive officer thereof. The sole director of Grotewohl Management Services, Inc. is Philip Grotewohl, and the executive officer of Grotewohl Management Services, Inc. is Philip Grotewohl. David Grotewohl has authority to sign documents on behalf of the Managing General Partner as its nominal President and Chief Financial Officer, but has no executive duties. He does act as "inside" legal counsel to the Managing General Partner, and his principal occupation has been to head the operation and maintenance of the Property and the properties of the other GMS Partnerships. The principal business address of Grotewohl Management Services, Inc. is 2030 J Street, Sacramento, CA 95814. During the past five years Grotewohl Management Services, Inc. and its affiliate, Brown & Grotewohl, a California general partnership one-half owned by Philip Grotewohl and one-half owned by the Estate of Dennis A. Brown, principally have been engaged in the business of managing various limited partnerships which own and operate lodging facilities, and in the business of managing such lodging facilities. During the past five years Philip Grotewohl's business activities have been conducted solely through

Grotewohl Management Services, Inc. and Brown & Grotewohl. The principal business address of Philip Grotewohl is 2030 J Street, Sacramento, CA 95814. In addition to the services described above, during the past two and three-quarters years David Grotewohl has been engaged part-time as a sole proprietor in the marketing of consumer products and services under the business name "The Biscayne Group." The principal business address of David Grotewohl is 2030 J Street, Sacramento, CA 95814.

     Robert J. Dana is the associate general partner of the Partnership and, as such, has no control over the management of the Partnership. During the past five years Robert J. Dana has been self-employed through D/S Telecom and Telecom Options as a seller of long-distance telephone services. The principal business address of Robert J. Dana is 6439 Timber Springs Drive, Santa Rosa, CA 95409.

                               PURCHASE AGREEMENT

     On April 30, 1998, the Partnership entered into an agreement to sell the Property to Tiburon Capital Corporation, San Francisco, California, or a nominee of Tiburon Capital Corporation (the "Buyer"), for the sum of $4,100,000, payable in cash at the close of escrow. Escrow was opened at Chicago Title Company, San Francisco, California on June 10, 1998.

     Except as otherwise indicated, the following paragraph is based on information provided by the Buyer. Tiburon Capital Corporation is a California corporation formed in 1992. All of its stock has been owned since its inception equally by William R. Dixon, Jr., Herbert J. Jaffe, John L. Wright and John F. Dixon. Management and control persons of Tiburon Capital Corporation consist of its stockholders. Tiburon Capital Corporation and its related entities are and have been involved in many business transactions, including the ownership and asset or property management of real estate assets. (The owners, management and the control persons of such related entities are two or more of the owners of Tiburon Capital Corporation.) In many instances, the real estate assets were or are owned by limited partnerships or limited liability companies formed and syndicated by Tiburon Capital Corporation or its related entities for the specific purpose of owning such assets. The form of an entity owning real estate assets is typically dictated by investors and/or lenders. If the proposed sale is consummated, a nominee of Tiburon Capital Corporation, which would be a limited liability company, would actually purchase the Properties instead of Tiburon Capital Corporation. The members of such limited liability company would be Tiburon Capital Corporation, Mark Grotewohl or his wholly-owned entity, and, perhaps, others. Mark Grotewohl's interest in the Buyer would be limited to 50% of the profits remaining after return of all capital to all equity investors, plus a return thereon of at least 14% per annum. Mark Grotewohl or his wholly-owned entity also would provide centralized property management services to the Buyer. The fee for this service would be 4 1/2% of gross property revenues, from which Mark Grotewohl would be required to fund all centralized property management expenses. The foregoing would be reflected in a written agreement if the Proposal were approved. It is possible that some terms of the relationships would vary from those as described, but in no event would Mark Grotewohl's interest in the Buyer or the eight properties be greater than as indicated.

     Mark Grotewohl is the son of Philip Grotewohl. During the last five years, until April 30, 1998, Mark Grotewohl was employed as the marketing and sales director for the five GMS Partnerships. Since that time, Mark Grotewohl has been engaged in facilitating the proposed transaction, and is operating from the offices of the Managing General Partner. It might be contended that Mark

Grotewohl is, by virtue of his past relationship with the Partnership and the other GMS Partnerships, an Affiliate of the Partnership as defined in its Partnership Agreement. Under Section 11.2 of the Partnership Agreement, the Partnership is not permitted to sell its real property to "Affiliates" of the General Partners. (The Partnership Agreement defines an "Affiliate" of a person as (i) any person directly or indirectly controlling, controlled by, or under common control with such person, (ii) any person owning or controlling 10% or more of the outstanding voting securities of such person, (iii) any officer, director, or general partner of such person, and (iv) any person who is an officer, director or general partner of any of the foregoing. The Managing General Partner believes that, based on the facts and circumstances, Mark Grotewohl is not an Affiliate of the Partnership, because Mark Grotewohl (i) does not control the Partnership or the Managing General Partner, (ii) owns no voting securities in the Partnership or the Managing General Partner, and (iii) is not an officer, director or partner of the Managing General Partner or the Partnership. However, the Managing General Partner recognizes that reasonable minds could differ as to the resolution of this issue and has decided to treat this transaction as an inside transaction.

     The Buyer has made a contemporaneous offer to purchase the motel properties of the four other GMS Partnerships. The offers made by the Buyer for the properties of each of the GMS Partnerships have been evaluated independently by the Managing General Partner. Other than with respect to the purchase price of each motel, the offers are on identical terms. If the limited partners of the other Partnerships do not approve the sale of their respective properties to the Buyer, however, the Buyer has the right and option not to proceed with the proposed purchase of the Property from the Partnership, even if the Limited Partners approve this sale. In this regard, the Partnership has not solicited any offers to purchase the Property or the motel properties of the other GMS Partnerships, has not listed the Property or the motel properties of the other GMS Partnerships for sale with independent brokers, and has not otherwise actively sought competing offers for the Property or the motel properties of the other GMS Partnerships. Consequently, the offer presented by the Buyer is the only offer that the Managing General Partner has received for the Property or the motel properties of the other GMS Partnerships other than those presented by the Everest Group.

     There are a number of significant conditions to the consummation of the proposed sale of the Property to the Buyer; therefore, there can be no assurance as to whether, or when, such transaction will be consummated. Among these conditions are the Partnership's receipt of the approval of the Limited Partners; the Buyer's receipt (at the Partnership's expense) and approval of an ALTA Survey and preliminary title report for the Property; the absence of any damage or loss to the Property prior to the closing date in excess of $50,000; the decision by the Buyer, in its unfettered discretion, to terminate the proposed purchase prior to June 30, 1998; the Buyer's receipt prior to June 30, 1998 of a loan commitment for financing in an amount of not less than 90% of the purchase price of the Property (the Buyer has since waived but not satisfied this contingency); and receipt by the Partnership of any necessary approvals of the sale by, among others, the franchisor, the landlords, and the subtenants. The Managing General Partner expects that such conditions will be satisfied; however, there can be no assurances in this regard. No federal or state regulatory requirements must be complied with, or approvals obtained, in connection with the transaction.

     The Buyer will deposit the sum of $21,000 into escrow on the date the Partnership notifies the Buyer that the Limited Partners have approved the proposed sale of the Property to the Buyer. Should the Buyer default in the performance of its obligations under the purchase agreement, the Partnership will be entitled to retain said deposit as its only damages.

     The Partnership and the Buyer will share closing costs. The Managing General Partner anticipates that the Partnership's share of aggregate closing costs, including real estate brokerage commissions, will be approximately $153,750. Included therein is a real estate brokerage commission payable to Everest Financial, Inc., a member of the Everest Group, in an amount equal to 2.75% of the purchase price. Everest Financial, Inc. has agreed to reallow 1.25% of the purchase price to the Buyer's broker or, at the Buyer's option, the Buyer will be entitled to a credit against the purchase price in the amount of 1.25% of the purchase price.

                              CONFLICTS OF INTEREST

     The Managing General Partner is subject to substantial conflicts of interest in connection with the Proposal arising out of its relationship with the Partnership, including the conflicts discussed below.

     Philip B. Grotewohl, the co-owner and chief executive officer of the Managing General Partner, is the father of Mark Grotewohl, an affiliate of the Buyer. Accordingly, the Managing General Partner faced a significant conflict of interest in determining the terms of the proposed transaction with the Buyer, in determining not to solicit bids from independent third parties, and in rendering its recommendation as to the fairness of the proposed transaction with the Buyer. The Managing General Partner also faced significant conflicts of interest in determining to sell the Property at this time in that it agreed to sell the Property in the agreement settling the lawsuits brought against and by the Everest Group. (See "Legal Proceedings.") The state court action by the Everest Group brought partly in response to the Managing General Partner's federal court action brought against the Everest Group alleged violations by the Managing General Partner of the Partnership Agreement and of its fiduciary duty to the Partnership. Accordingly, the Managing General Partner may have been motivated to agree to sell the Property as a result of the lawsuits rather than in pursuit of the best interests of the Limited Partners. However, based upon its experience in the lodging industry, as well as general familiarity with industry news as reported by trade journals, the Managing General Partner believes that the appraised market value of the Property as determined by PKF Consulting is fair and reasonable. The Managing General Partner also believes that the sale of the Property in accordance with the terms and conditions outlined in this Consent Solicitation Statement will assist the Partnership in meeting its investment objectives. Nonetheless, there can be no assurance that (i) the Limited Partners would not receive a greater amount of sale proceeds if the Managing General Partner were to solicit bids for the Property from third parties, or (ii) the continued retention and operation of the Property by the Partnership coupled with a sale of the Property at a later date would not result in greater after-tax distributions to the Limited Partners.

                       EFFECTS OF APPROVAL OF THE PROPOSAL

     Set forth below is a discussion of the effects of the sale of the Property pursuant to the Proposal.

General

     The consummation of the sale of the Property pursuant to the Proposal and the concomitant dissolution of the Partnership should result in the following consequences for the Partnership, the Limited Partners and the General Partners:

     (i) The Limited Partners are expected to receive the distributions of net cash proceeds from the sale of the Property as described below.

     (ii) The Limited Partners and the General Partners are expected to realize the Federal income tax consequences as described below.

     (iii) All of the Partnership's assets and liabilities will be liquidated, the Partnership will be dissolved and terminated, and the registration of the Units under the Securities Exchange Act of 1934 will be terminated.

     The consequences stated above are discussed in more detail in the subsections which follow. Those subsections, in part, include computations as to the cash proceeds to be received and distributed by the Partnership, and the taxable gain and allocations thereof to be made by the Partnership, in the event the proposed sale is consummated. HOWEVER, THIS INFORMATION IS PRESENTED SOLELY FOR THE PURPOSES OF EVALUATING THE PROPOSAL. ALL AMOUNTS ARE ESTIMATES ONLY. ALL COMPUTATIONS ARE BASED ON ASSUMPTIONS (SUCH AS THE DATE OF SALE, THE EXPENSES OF THE SALE, AND THE RESULTS OF PARTNERSHIP OPERATIONS THROUGH THE DATE OF SALE) WHICH MAY OR MAY NOT PROVE TO BE ACCURATE AND SHOULD NOT BE RELIED UPON TO INDICATE THE ACTUAL RESULTS WHICH MAY BE ATTAINED.

Determination and Use of Net Proceeds

     The following is a summary of the projected amount of cash to be received by the Partnership and the projected amount of cash to be distributed to the Limited Partners, assuming the Property is sold for a gross sales price of $4,100,000. This summary has been prepared by the Managing General Partner.

     If the proposed transaction with the Buyer is consummated on November 30, 1998, it is estimated that the Partnership would receive the following net proceeds:

Gross sales price                                                   $4,100,000

Less: Real estate commission                                          (112,750)
      Estimated escrow and closing costs                               (76,000)
      Termination payment to franchisor                                (89,000)

Net proceeds of sale                                                $3,822,250

     Included in closing costs set forth above are, among other items, estimated legal fees of $37,000, estimated fees in connection with the appraisal and fairness opinion of $10,000, estimated accounting fees of $16,000 and estimated fees in connection with solicitation activities of $4,000. Because of unanticipated expenses of acquiring a Holiday Inn franchise, the Buyer has decided that it will not operate the motel as a Holiday Inn. Therefore the present franchise will be terminated. The early termination will require the payment of a termination fee of approximately $178,000, of which the Seller has agreed to pay one-half ($89,000).

     The Partnership's real property taxes are payable twice yearly on April 10 and December 10, partially in arrears, in the current amount of $31,560 each. The Partnership's minimum lease payment for its leasehold interests is $23,343 monthly. Accordingly, if the proposed transaction with the Buyer is consummated, the actual date of consummation will determine whether there is a credit to the

Partnership for prorated lease payments and/or a credit to the Buyer for prorated real property taxes. Similarly, the amount indicated below as the estimate of reserves available for distribution on dissolution of the Partnership will vary depending on the actual date of consummation of the proposed transaction.

     The net proceeds of $3,822,250 estimated to be received by the Partnership from the proposed transaction, in the estimated amount of approximately $433 per Unit based on a closing date of November 30, 1998, less amounts withheld by the Managing General Partner in consideration of the pending arbitration discussed under "Legal Proceedings," would be distributed entirely to the Limited Partners. The Managing General Partner, in its discretion, will determine the amount, if any, which would be so withheld. Accordingly, the amount to be withheld could be an amount ranging from zero to the maximum amount prayed for or awarded in the arbitration, plus attorneys' fees. (See "Legal Proceedings.") To the extent that the amount withheld is not used to pay damages or attorneys' fees, it would be distributed to the Limited Partners. In the unlikely event that the amount withheld were insufficient to satisfy such obligations of the Partnership, the Limited Partners could be required to return a portion of their distributions to the Partnership.

     At the date of sale the Partnership would have regular cash reserves on hand. These regular cash reserves would be retained for the payment of accounts payable and other liabilities and expenses incurred to that date or expected to be incurred in connection with the operation of the Property through the date of sale and the operation and winding-up of the Partnership through its termination, including severance pay to certain employees of the Partnership and the other GMS Partnerships, and the balance, estimated to be $85,000 or $9.42 per Unit, also would be distributed entirely to the Limited Partners.

     Alternatively, if the Property is not sold pursuant to the Proposal, the Partnership would continue to operate the Property for an indeterminate period. The Managing General Partner estimates that if the Property is not sold the Partnership will make average annual distributions to the Limited Partners of from zero to $324,792 ($36.00 per Unit) for the foreseeable future. However, there can be no assurance that the Managing General Partner's estimate in this regard will be borne out.

Federal Income Tax Consequences

     (a) General. The following is a summary of the Federal income tax consequences expected to result from a sale of the Property based on the Internal Revenue Code of 1986, as amended (the "Code'), existing laws, judicial decisions and administrative regulations, rulings and practices. This summary is general in content and does not include considerations which might affect certain Limited Partners, such as Limited Partners which are trusts, corporations or tax-exempt entities, or Limited Partners who must pay an alternative minimum tax. Except as otherwise specifically indicated, this summary does not address any state or local tax consequences.

     Tax counsel to the Partnership, Derenthal & Dannhauser, has delivered an opinion to the Partnership which states that the following summary has been reviewed by it and, to the extent the summary involves matters of law, represents its opinion, subject to the assumptions, qualifications, limitations and uncertainties set forth therein.

     (b) Characterization of Gain. Upon the sale of property, the owner thereof measures his gain or loss by the difference between the amount of consideration received in connection with the sale and the owner's adjusted basis in the property. A gain will be recognized for Federal income tax purposes. This is so because the depreciation used for Federal income tax purposes, which decreases adjusted basis, was greater than that used for book purposes.

     The Property should constitute "Section 1231 property" (i.e., real property and depreciable assets used in a trade or business which are held for more than one year) rather than "dealer" property (i.e., property which is held primarily for sale to customers in the ordinary course of business). While it is possible that the Internal Revenue Service will argue that the Property is "dealer" property, gain upon the sale of which would be taxed entirely as ordinary income, tax counsel to the Partnership is of the opinion that it is more likely than not that such an assertion would not be sustained by a court.

     A Limited Partner's allocable share of Section 1231 gain from the sale of the Property would be combined with any other Section 1231 gains or losses incurred by him in the year of sale, and his net Section 1231 gains or losses would be taxed as long-term capital gains or constitute ordinary losses, as the case may be, except that a Limited Partner's net Section 1231 gains will be treated as ordinary income to the extent of net Section 1231 losses for the five most recent years which have not previously been offset against net Section 1231 gains.

     Long-term gain on sale of Section 1231 property is taxed as follows: (i) the excess of accelerated depreciation over straight-line depreciation is taxed at ordinary income rates, (ii) to the extent that any other gain would be treated as ordinary income if the property were depreciable personal property rather than depreciable real property, at a maximum rate of 25%, and (iii) the balance at a maximum rate of 20%.

     Set forth below are the Managing General Partner's estimates of the total taxable gain for Federal income tax purposes, and the allocations thereof, which will result if the proposed sale of the Property to the Buyer is consummated, based on an assumed closing date of November 30, 1998. These estimates do not include any amounts relating to Partnership operations prior to the sale of the Property or relating to dissolution of the Partnership. These estimates are not the subject of an opinion of counsel.

                                    Portion
                    Total           Taxed As       Portion        Portion
                    Estimated       Ordinary       Taxed At       Taxed At
                    Gain            Income         25% Rate       20% Rate

Limited Partners    $2,677,000      $    0        $2,677,000      $    0

General Partners        27,000           0            27,000           0

Total               $2,704,000      $    0        $2,704,000      $    0

Per Unit               $296.72      $    0           $296.72      $    0

     Because of different methods of depreciation used for California income tax purposes than for Federal income tax purposes, the Managing General Partner anticipates that consummation of the proposed transaction would produce a gain for California income tax purposes in the amount of approximately $1,971,000, of which approximately $20,000 and $1,951,000 would be allocated to the General Partners and to the Limited Partners, respectively.

Dissolution of the Partnership

     Section 18.1(e) of the Partnership Agreement provides that the Partnership shall be dissolved upon the sale of all lodging properties or interests therein and the conversion into cash of any proceeds of sale originally received in a form other than cash.

     If the proposal is approved by a majority-in-interest of the Limited Partners, and if the proposed sale of the Property is consummated, the Partnership will be dissolved, the Managing General Partner will commence to wind up the business of the Partnership, and after payment of all expenses of the Partnership (including the expense of a final accounting for the Partnership) the remaining cash reserves of the Partnership will be distributed in accordance with the provisions of the Partnership Agreement. The Managing General Partner will then take all necessary steps toward termination of the Partnership's Certificate of Limited Partnership.

                   APPRAISAL OF THE PROPERTY/FAIRNESS OPINION

     The appraisal of the Property and the fairness opinion respecting the proposed transaction with the Buyer were prepared by PKF Consulting, San Francisco, California. PKF Consulting was selected by the Managing General Partner based on the Managing General Partner's belief as to the expertise of PKF Consulting in appraising motel properties in the State of California and in rendering fairness opinions with respect to the sale thereof. The Managing General Partner's belief is based on past experience with PKF Consulting, which rendered appraisals of the Property and the properties of the other GMS Partnerships in 1988, on its knowledge of the lodging industry, and on recommendations from others in the lodging industry, including attorneys and accountants. PKF Consulting also prepared appraisals of the motel properties of the other GMS Partnerships. PKF Consulting was instructed to prepare its appraisals based on the assumption that the Property was to be sold on the open market to knowledgeable buyers and that there would be no pressure to make a quick sale. PKF Consulting was not advised that an affiliate of Mark Grotewohl would be a potential buyer of the Property. No limitations were imposed by the

Partnership on the appraiser's investigation. PKF Consulting delivered a written report, dated February 20, 1998, which stated that the "as is" market value of the Property as of January 1, 1998 was $4,100,000. PKF Consulting also delivered its written fairness opinion, dated May 19, 1998, to the effect that the proposed transaction with the Buyer is fair and equitable from a financial standpoint to the Limited Partners. The amount offered by the Buyer for the Property is based upon, and is equal to, the market value set forth in the appraisals.

     Other than with respect to the rendering of the appraisal reports and fairness opinions referred to above, during the past two years there has been no material relationship between PKF Consulting and the Partnership or its affiliates. PKF Consulting received a total of approximately $49,000 from the Partnership and the other GMS Partnerships in connection with the rendering of such appraisal reports and fairness opinions.

     PKF Consulting is an international firm of management consultants, industry specialists, and appraisers who provide a wide range of services to the hospitality, real estate, and tourism industries. Headquartered in San Francisco, PKF Consulting has offices in New York, Philadelphia, Atlanta, Boston, Houston, Los Angeles, Washington, D.C., and abroad. As a member of the Pannell Kerr Forster International Association, PKF Consulting has access to the resources of one of the world's largest accounting and consulting firms, with 300 offices in 90 countries.

     The services offered by PKF Consulting include: market and feasibility studies; real estate appraisals and business valuations; tourism and recreational studies; strategic planning; operational reviews; asset management; chain and management company selection; real estate consulting services; financial consulting; and litigation support, expert witness and arbitration services.

     The following is excerpted from the appraisal reports:

     "The  scope  of  this  appraisal   included  a  detailed  analysis  of  the
competitive market position of each of the eight properties. More specifically, the market analysis for each property included the following work program.

     1) In-depth analysis of the historical operating performance of each property.

     2) Detailed inspection of each property, focused on identifying areas of deferred maintenance and/or functional obsolescence.

     3) Evaluation of the economic environment of each property's local market, focusing on economic factors which impact the demand for hotel rooms such as changes in employment, office space absorption, airport utilization, attendance at tourist attractions and convention facilities, etc.

     4) Primary market research in each market area, including interviews with key demand generators, inspection and evaluation of competitive hotels and discussions with persons familiar with the development patterns of each local market.

     5) Analysis of each property's future market position. This analysis included a projection of the current and future demand for hotel accommodations in each market, including an assessment of existing and potential future competitive supply, and the share of the market that each hotel could reasonably be able to capture over the next five to ten years.

     Based on the foregoing scope of work, it was concluded that the Highest and Best Use of each property is as currently improved.

     In developing a value conclusion for each hotel, two of the three traditional approaches to valuation have been used: the Sales Comparison and Income Capitalization Approaches. In the Sales Comparison Approach, the value of the subject properties were estimated based on an analysis of the sales of other similar facilities using a unit indicator of price per room or multiple of rooms revenue. In the Income Capitalization Approach, the value of each property is estimated based on an analysis of the historical and projected income and expenses generated by each facility during a typical holding period. Both direct capitalization and yield capitalization (discounted cash flow analysis) methods were employed.

     The earnings stream most commonly used as the basis for the Income Capitalization method of valuation is the projected net operating income (NOI) from operations after the deduction of real estate taxes and insurance, but before the deduction of interest, depreciation, amortization and taxes on income. Also deducted from the profit from operations is a reserve for capital improvements for each property. The projected operating income for each property was based on a review of local market conditions and the historical operating results of each hotel, coupled with an analysis of the historical operating results of comparable hotels as compiled in PKF Consulting's 1997 issue of 'Trends in the Hotel Industry.'

     Under the direct capitalization method, the NOI for a typical or stabilized year of operation is converted into a value estimate by dividing it by an appropriate income capitalization rate. The capitalization rate represents the relationship between income and value observed in the market and is derived through an analysis of comparable sales as well as other analyses.

     In yield capitalization, the value of a property is the present value of the net operating income of each property in each year of a holding period (typically ten years) plus the present value of the property as if sold at the end of the holding period (the "reversion"). The present value of these elements is obtained by applying a market-derived discount rate. The value of the reversion is obtained through the capitalization of the adjusted income at the end of the holding period, which should be a normalized or typical year, with a deduction for the costs of sale.

     In our analysis, the discount rates used to value the subject hotels ranged from 13.0 to 14.5 percent; going-in capitalization rates ranged from 10.0 to
11.5 percent; and reversionary capitalization rates ranged from 10.5 to 12.0 percent. Differences in the discount and capitalization rates applied to individual properties were based on a combination of factors, including the age and condition of the hotels, local market conditions, durability of the projected income stream, and the ownership rights appraised (fee simple interest or leasehold interest).

     The Cost Approach has not been included in the estimate of the value of the subject properties. The Cost Approach is most applicable in the valuation of special use properties, properties which are proposed or under construction, and aged properties, in which the value of the improvements may be nominal and the value of the property as a whole approaches land value. The subject properties are all going concerns and the existing improvements contribute significant value to the property. The costs to replace these facilities are of little more than historical significance and are not used by the typical investor interested in the purchase of an existing property."

     Upon request the Partnership will furnish to a Limited Partner, without charge, a copy of the appraisal report. In this regard Limited Partners are cautioned to refer to the entire appraisal report, inasmuch as the opinions of value stated therein are subject to the assumptions and limiting conditions stated therein. Furthermore, Limited Partners should be aware that appraised values are opinions and, as such, may not represent the realizable value of the Property. Upon request, the Partnership will also furnish to a Limited Partner, without charge, a copy of the fairness opinion.

                                LEGAL PROCEEDINGS

     On October 27, 1997 a complaint was filed in the United States District Court, Eastern District of California by the Partnership, the other GMS Partnerships, and the Managing General Partner, as plaintiffs (the "GMS Plaintiffs"). The complaint named as defendants Everest/Madison Investors, LLC, Everest Lodging Investors, LLC, Everest Properties, LLC, Everest Partners, LLC, Everest Properties II, LLC, Everest Properties, Inc., W. Robert Kohorst, David
I. Lesser, The Blackacre Capital Group, L.P., Blackacre Capital Management Corp., Jeffrey B. Citrin, Ronald J. Kravit, and Stephen P. Enquist (the "Federal Defendants"). The factual basis underlying the GMS Plaintiffs' causes of action pertained to tender offers directed by the Federal Defendants to limited partners of the GMS Partnerships, and to indications of interest made by certain of the Federal Defendants in purchasing the properties of the GMS Partnerships. The complaint requested the following relief: (i) a declaration that each of the Federal Defendants had violated Sections 13(d), 14(d) and 14(e) of the Securities and Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations promulgated by the Securities and Exchange Commission thereunder;
(ii) a declaration that certain of the Federal Defendants had violated Section 15(a) of the Exchange Act and the rules and regulations thereunder; (iii) an order permanently enjoining the Federal Defendants from (a) soliciting tenders of or accepting for purchase securities of the GMS Partnerships, (b) exercising any voting rights attendant to the securities already acquired, (c) soliciting proxies from the limited partners of the GMS Partnerships, and (d) violating Sections 13 or 14 of the Exchange Act or the rules and regulations promulgated thereunder; (iv) an order enjoining certain of the Federal Defendants from violating Section 15(a) of the Exchange Act and the rules and regulations promulgated thereunder; (v) an order directing certain of the Federal Defendants to offer to each person who sold securities in the GMS Partnerships to such defendants the right to rescind such sale; (vi) a declaration that the GMS Partnerships need not provide to the Federal Defendants a list of limited partners in the GMS Plaintiffs or any other information respecting the GMS Partnerships which is not publicly available; and (vii) awarding the GMS Plaintiffs reasonable attorneys' fees, costs of suit incurred, and such other and further relief as the Court may deem just and proper.

     On October 28, 1997 a complaint was filed in the Superior Court of the State of California, Sacramento County by Everest Lodging Investors, LLC and

Everest/Madison Investors, LLC, as plaintiffs (the "State Plaintiffs"), against Philip B. Grotewohl, the Managing General Partner, Kenneth M. Sanders, Robert J. Dana, Borel Associates, and BWC Incorporated, as defendants (the "State Defendants"), and the GMS Partnerships, as nominal defendants. On November 11, 1998 the complaint was amended and Mark and David Grotewohl were added as defendants. The State Plaintiffs alleged that the State Defendants received unauthorized rebates of franchise fees paid to Super 8 Motels, Inc., that the Managing General Partner caused the GMS Partnerships to make unauthorized payments of salaries and expenses, and reimbursements of expenses to the Managing General Partner, that the Managing General Partner refused to cooperate with the State Plaintiffs' efforts to buy the properties of the GMS
Partnerships, and that the Managing General Partner refused to provide information required by the GMS Partnerships' governing documents and California law. The Managing General Partner believes that these allegations were unjustified. As amended, the complaint requested the following relief: (i) a declaration that the action was a proper derivative action; (ii) an order requiring the State Defendants to discharge their fiduciary duties to the GMS Partnerships by accepting no kickbacks, charging no unauthorized expenses, responding in good faith to the offer made by an affiliate of the State Plaintiffs to purchase the properties of the GMS Partnerships and disclosing such offers to the limited partners of the GMS Partnerships, and delivering all information respecting the GMS Partnerships requested by the State Plaintiffs;
(iii) an order enjoining the State Defendants from breaching their fiduciary duties; (iv) disgorgement of profits in excess of the reasonable value of the services actually rendered; (v) appointment of a receiver; and (vi) an award for compensatory and punitive damages and, under RICO, treble damages, and costs, all in an amount to be determined.

     On February 20, 1998, the parties entered into a settlement agreement pursuant to which both of the above complaints were dismissed. Pursuant to the terms of the settlement agreement, the Federal Defendants (excluding The Blackacre Capital Group, L.P., Blackacre Capital Management Corp., Jeffrey B. Citrin, Ronald J. Kravit and Stephen P. Enquist) agreed not to generally solicit the acquisition of any additional units of the GMS Partnerships without first filing necessary documents with the Securities and Exchange Commission, and also agreed to conduct any such solicitation in compliance with the provisions of
Section 14 of the Exchange Act and Regulation 14D, notwithstanding that any such solicitation might otherwise be exempt from such requirements. It was also agreed, among other things, that the Managing General Partner would retain, on behalf of the GMS Partnerships, a real estate broker to market for sale all of the properties of the GMS Partnerships. The Managing General Partner agreed to evaluate and consider in good faith a designee of Everest Properties, Inc. to serve as the real estate broker. Further, the Managing General Partner agreed to include in any listing agreement between the GMS Partnerships and their real estate broker a provision requiring the broker to share one-half of the real estate commission payable with Everest Properties, Inc. or its designee in the event that Everest Properties, Inc. or its designee were the procuring broker for the property generating the real estate commission. The Managing General Partner also agreed to proceed in a commercially reasonable manner with the marketing of all properties of the GMS Partnerships, and agreed to entertain all bona fide offers, whether made for all of the properties of the GMS Partnerships as a group, for all of the properties of a particular GMS Partnership as a group, or for an individual property. The Managing General Partner agreed, by no later than June 30, 1998, to accept for submission to the limited partners of any GMS Partnership either (i) any bona fide offer (an "Acceptable Offer") to purchase one or more of the properties of a GMS Partnership if the offer were a cash offer at a price equal to 75% or more of the appraised value of the property or properties, or (ii) any offer for a property or properties of a GMS

Partnership on terms deemed by the Managing General Partner to be more favorable to that GMS Partnership than the Acceptable Offer. In addition, the Managing General Partner agreed to submit the offer for approval to the limited partners of the GMS Partnership and other procedures as required by the GMS Partnership's Agreement of Limited Partnership and applicable law. The Managing General Partner retained the right to recommend to the limited partners of a GMS Partnership rejection of any proposal if the proposed sales price were less than the appraised value of the property or were not payable entirely in cash. The Managing General Partner also agreed that, upon the sale of a property of one of the GMS Partnerships, the Managing General Partner would distribute promptly the proceeds of the sale after payment of payables and retention of reserves to pay anticipated expenses. Under the terms of the settlement agreement, the GMS Partnerships agreed to reimburse the Everest Defendants for certain costs, not to exceed $60,000, to be allocated among the GMS Partnerships. Of this amount, the Partnership paid $12,000.

     For a discussion of the amendment to such settlement agreement, see "Outstanding Voting Securities and Voting Rights."

     In addition, Fred Rosenberg, dba Barstow Station, Too, the Partnership's lessor (the "Lessor") has served upon the Partnership a Demand for Arbitration, dated September 24, 1998. In the demand, the Lessor has asked for (i) a declaration that the Partnership is in violation of the lease in that the Partnership's restaurant is not open for lunch (the Lessor alleging that this practice is not customary for businesses of like character in Barstow and that the lease requires the Partnership to operate the restaurant in such alleged customary fashion) and that the meeting and banquet rooms are not being operated for lunch; (ii) damages in an amount to be proved but believed to be at least $250,000. On October 23, 1998 the Partnership transmitted its answer to the demand and the Partnership and the Managing General Partner transmitted a counterclaim praying for a dismissal of the Lessor's demand, compensatory damages for the Lessor's breach of the implied covenant of good faith and fair dealing contained in the lease, a declaration that no violation of the lease has occurred, and damages equal to reasonable attorneys' fees and costs. The counterclaim alleges that the Lessor breached his implied covenant of good faith and fair dealing by leasing nearby property to the Sizzler Restaurant and Taco Bell, and that the changes in operating policies were dictated by changed economic circumstances since the lease was executed more than 14 years' ago and by the Lessor's actions in leasing nearby property to direct competitors.

                       AMENDMENT TO PARTNERSHIP AGREEMENT

     Set forth below is the proposed amendment to the Partnership Agreement which is the subject of this Consent Solicitation
Statement:

     Section 22. SALE OF PROPERTY

     22.1 Sale and Disposition of Partnership Assets

     Notwithstanding anything contained in this Agreement to the contrary, including Section 11.2 hereof, the General Partners, for and on behalf of the Partnership, are hereby authorized (i) to sell the Partnership's real property interests, including its motel, and related personal property, to Tiburon Capital Corporation or a nominee thereof, including a nominee as to which Mark Grotewohl is an Affiliate, on the terms and conditions outlined in the Consent Solicitation Statement of the Partnership dated November 12, 1998; (ii) to dissolve and wind up the affairs of the Partnership; (iii) to distribute the proceeds of the sale and any other cash held by the Partnership in accordance with this Agreement; (iv) to terminate the Partnership; and (v) to take any action deemed necessary or appropriate to accomplish the foregoing.

                              FINANCIAL INFORMATION

Selected Partnership Financial Data

     The Partnership's book values per Unit as of December 31, 1997 and June 30, 1998 were $249.43 and $249.43, respectively.

     Following are selected financial data of the Partnership for the period from January 1, 1993 to December 31, 1997.

                           Year Ended      Year Ended        Year Ended       Year Ended        Year Ended
                         December 31,    December 31,      December 31,     December 31,      December 31,
                              1997           1996             1995              1994             1993
Guest room income          $2,458,115      $2,489,982        $2,466,338       $2,526,730        $2,458,535
Restaurant income            $690,622        $655,746          $636,141         $701,900          $775,129
Net income (loss)            $(45,074)        $14,787           $78,676         $188,470           $82,208

Per Partnership Unit:
  Cash distributions(1)        $36.80          $36.80            $36.80           $34.40            $16.00
  Net income (loss)            $(4.95)          $1.62             $8.63           $20.68             $9.02

                           December 31,     December 31,      December 31,     December 31,      December 31,
                               1997             1996              1995            1994              1993

Total assets               $2,430,463      $2,815,123        $3,127,918       $3,411,671        $3,523,707
Long-term debt                  ----         ----               ----             ----             ----
_________

     (1) On an annual basis, to the extent cash distributions exceed net income, Limited Partners receive a return of capital rather than a return on capital. However, an annual analysis will be misleading if the Limited Partners do not receive their investment back upon liquidation of the Partnership. For investors who purchased their Units directly from the Partnership, the original investment was $1,000 per Unit, cumulative allocations of income through December 31, 1997 were approximately $43.54 per Unit, and cumulative distributions through December 31, 1997 were approximately $637.70 per Unit. Investors who did not purchase Units directly from the Partnership must consult with their own advisers in this regard.

     Management's Discussion and Analysis of Financial Condition and Results of Operations

     I. Fiscal Year Financial Statements

     (a) Liquidity and Capital Resources

     The Managing General Partner believes that the Partnership's liquidity, defined as its ability to generate sufficient cash to satisfy its cash needs, is adequate. The Partnership's primary source of liquidity is its cash flow from operations. The Partnership had, as of December 31, 1997, current assets of $216,599, current liabilities of $176,765 and, therefore, an operating reserve of $39,834. The Managing General Partner's reserves target is 5% of the adjusted capital contributions, which are approximately $5,536,000. Current reserves are below the $276,800 reserves target partially because the Managing General Partner decided to pay for renovations and replacements from cash on hand rather than by incurring debt. The reserve will be replenished during the coming fiscal year to the extent made possible by operations.

     The Partnership's Property is currently unencumbered. Although no assurance can be had in this regard, the Managing General Partner believes that the Partnership's equity in its Property provides a potential source of external liquidity (through financing) in the event the Partnership's internal liquidity is impaired.

     During  1997,  the  Partnership   expended  $103,300  for  renovations  and
replacements,  of which  $50,387  was  capitalized.  The  expenditures  included

$25,714 for desk chairs, chairs and sleep sofas, $19,721 for parking lot repairs, $12,341 for guestroom carpet, $6,200 for security equipment, $7,478 for lamp and ballast upgrades, $5,700 for roof repairs and $7,132 for restaurant signage.

     During  1996,  the  Partnership   expended   $70,569  for  renovations  and
replacements, of which $29,643 was capitalized. The expenditures included $11,148 for computer systems, $9,103 for replacement chairs, $5,797 for carpet, $5,195 for tub refinishing, $4,745 for roof repairs and $4,000 for pool replastering.

     The Partnership currently has no material commitments for capital expenditures. The Property is in full operation and no further property acquisitions or extraordinary capital expenditures are planned. If the Property is not sold the Managing General Partner is aware of no material trends or changes with respect to the mix or relative cost of the Partnership's capital resources. If the Property is retained adequate working capital is expected to be generated by motel operations.

     (b) Results of Operations

     (i) Combined Financial Results

     The following tables summarize the Partnership's operating results for 1995, 1996 and 1997 on a combined basis. Individual hotel and restaurant results follow in separate subsections. The income and expense numbers in the following tables are shown on an accrual basis and other payments on a cash basis. Total expenditures and debt service include the operating expenses of the motel, together with the cost of capital improvements.

                                       Average         Average
                                        Hotel           Hotel
                                      Occupancy         Room
Fiscal Year Ended:                       Rate           Rate
------------------------------------------------------------------

December 31, 1995                       74.9%          $60.95

December 31, 1996                       71.1%          $64.63

December 31, 1997                       68.6%          $66.30


                                            Total              Partnership
                        Total            Expenditures           Cash Flow
Fiscal Year Ended:     Revenues        and Debt Service            (1)
-------------------------------------------------------------------------------

December 31, 1995     $3,213,820              $3,158,485           $55,335

December 31, 1996     $3,257,416              $2,961,860          $295,556

December 31, 1997     $3,250,726              $3,063,793          $186,933

     (1) While Partnership Cash Flow as it is used here is not an amount found in the financial statements, the Managing General Partner believes that it is the best indicator of the annual change in the amount, if any, available for distribution to the Limited Partners because it tracks the definition of the term "Cash Flow" as it is used in the Partnership Agreement. These calculations are reconciled to the financial statements in the following table.

     Following is a reconciliation of Total Expenditures and Debt Service as used above to Total Expenses shown on the Statement of Operations (in the audited financial statements):

                                    1997            1996           1995
                                    -------------------------------------------
Total Expenditures and Debt Service $3,063,793      $2,961,860    $3,158,485
Net Additions to Fixed Assets          (50,387)        (29,643)     (306,084)
Depreciation and Amortization           281,791        299,764       278,574
Other Items                                 603         10,648         4,170
                                    ============================================
Total Expenses                       $3,295,800     $3,242,629    $3,135,145
                                    ============================================

     A reconciliation of Partnership Cash Flow (from the chart above) to Net Income (Loss) as shown on the Statements of Operations (in the audited financial statements) is as follows:

                                    1997             1996            1995
                                    --------------------------------------------
Partnership  Cash Flow             $186,933        $295,556        $55,335
Net Additions to Fixed Assets        50,387          29,643        306,084
Depreciation  and  Amortization    (281,791)       (299,764)      (278,574)
Other Items                            (603)        (10,648)        (4,169)
                                   ============================================
Net   Income                        ($45,074)       $14,787        $78,676
                                   =============================================

     Following is a reconciliation of Partnership Cash Flow (shown above) to the aggregate total of Cash Flow from Hotel Operations (shown in the succeeding subsection) and the Total Restaurant Net Loss (shown in the second succeeding subsection):

                                    1997              1996            1995
                                    --------------------------------------------
Cash Flow from Hotel Operations     $408,473          $467,476         $251,271
Total Restaurant Net Loss           (231,552)         (182,081)        (207,886)
                                    --------------------------------------------
Aggregate Cash Flow
  from Property Operations          $176,921          285,395           43,385
Interest on Cash Reserves              6,938            9,131           11,825
Other Income (Net of Other Expenses)
  Not Allocated to the Property        3,074            1,030              125
                                     ===========================================
Partnership Cash Flow               $186,933         $295,556          $55,335
                                     ===========================================

(ii)     Hotel Operations

     The following table summarizes the operating results of the hotel for 1997, 1996, and 1995. Total expenditures include the operating expenses of the hotel, together with the cost of capital improvements and those Partnership expenses properly allocable to such hotel.

                                                                 Cash Flow
                                                                    from
                           Total               Total                Hotel
Fiscal Year Ended:        Revenues         Expenditures          Operations
-------------------------------------------------------------------------------
December 31, 1995         $2,565,636            $2,314,365            $251,271

December 31, 1996         $2,591,465            $2,123,989            $467,476

December 31, 1997         $2,553,167            $2,144,694            $408,473

     The Partnership's hotel experienced a $38,298 or 1.5% decrease in total revenues during 1997 as compared to 1996. The decrease in average occupancy rate from 71.1% in 1996 to 68.6% in 1997 was partially offset by an increase in the average daily rate from $64.63 in 1996 to $66.30 in 1997. The occupancy generated by the group market segments declined while occupancy by the other market segments stayed about the same. The average room rate for all market segments increased due to rate increases.

     The Partnership's hotel achieved a $25,829 or 1.0% increase in total revenues during 1996 as compared to 1995. The 5% decline in the average occupancy rate was offset by the $3.68 increase in the average room rate. The occupancy generated by the government and corporate market segments declined while occupancy by the other market segments increased. The average room rate for all market segments increased due to rate increases.

     The Barstow hotel's total expenditures increased $20,705 or 1.0% during 1997 as compared to 1996. This included increases of $7,855 for additional billboards, $9,139 for central overhead allocation, $8,776 for travel agent commissions, $8,145 for legal fees and $43,879 for renovations and replacements. These increases were partially offset by reductions of $34,243 in security services.

     The Barstow hotel's total expenditures decreased $190,376 or 8.2% during 1996 as compared to 1995. This decrease is primarily attributable to the reduction in renovations and replacements. This decrease was partially offset by increased expenditures of $69,170 for security services, of $9,858 for front desk wages and salaries, of $8,589 in workers' compensation insurance, of $7,311 for print advertising, of $16,780 for commissions and of $7,250 for appraisal fees.

(iii)    Restaurant Operations

     The following table summarizes the operating results of the restaurant for 1997, 1996, and 1995:

                                                         1997                         1996                          1995
Food Sales                                           $533,750     100.0%           $506,255     100.0%         $496,097       100.0%
Cost of Food Sales                                   (229,820)    -43.1%           (203,022)    -40.1%         (183,583)      -37.0%
                                              ----------------           --------------------           -----------------
Gross Profit from Food Sales                         $303,930      56.9%            303,233      59.9%          312,514        63.0%

Beverage Sales                                        156,871     100.0%            149,490     100.0%          140,044       100.0%
Cost of Beverages Sold                                (50,488)    -32.2%            (50,866)    -34.0%          (47,772)      -34.1%
                                              ---------------            --------------------           -----------------
Gross Profit from Beverage Sales                     $106,383      67.8%              98,624     66.0%           92,272        65.9%

                                              ----------------           --------------------           -----------------
Combined Gross Profit                                 410,313      59.4%             401,857     61.3%          404,786        63.6%
Restaurant Operating Expenses                       (641,865)     -92.9%           (583,938)    -89.0%         (612,672)      -96.3%
                                              ----------------           --------------------           -----------------

Total Restaurant Net Loss                          ($231,552)     -33.5%          $(182,081)    -27.8%        $(207,886)      -32.7%
                                              ================           ====================           =================

     The Partnership's restaurant experienced a $49,471 or 27.2% increase in its net loss during 1997 as compared to 1996. There was an effort to increase restaurant sales, but the costs rose faster than revenue. Holiday Inn has modified its standards so that the restaurant operations can be reduced from 16 hours per day to six hours per day. Effective February 23, 1998, the restaurant hours were reduced to seven hours per day. Financial projections of the modified operation indicate that future restaurant operating losses will be much lower than those experienced during the last three fiscal years.

     The Partnership's restaurant achieved a $25,805 or 12.4% decrease in its net loss during 1996 as compared to 1995. The improved performance is attributable to the elimination of $20,000 in professional fees and some renovations paid in the previous year.

     II. Interim Financial Statements

     (a) Liquidity and Capital Resources

     As of June 30, 1998, the Partnership's current assets of $344,323 exceeded its current liabilities of $186,967, providing an operating reserve of $157,356. Cash distributions have been suspended in order to replenish the Partnership reserves. The Statement of Cash Flows for the six months ended June 30, 1998 shows that the Partnership continues to generate cash sufficient to meet its cash needs.

     The Partnership expended $42,580 on renovations and replacements during the six months ended June 30, 1998, of which $13,970 was capitalized. The expenditures included $8,970 for guestroom carpet, $5,000 for the restaurant signs and $18,915 for roof repairs.

     (b) Results of Operations

     Total income decreased $55,140 or 3.3% for the first two quarters of 1998 as compared to the first two quarters of 1997. Hotel room revenue increased $25,987 or 2.0% due to an increase in the average room rate from $66.11 to $68.77, which was partially offset by a decrease in the occupancy rate from 72.9% to 71.5%. The decrease in occupancy was due primarily to reduced military activity at Fort Irwin. Restaurant revenue decreased $80,829 or 25.3% due to a reduction in daily operating hours from 16 to seven.

     Total expenses decreased $64,238 or 4.0% primarily due to reduced restaurant costs and the reversal in the three months ended June 30, 1998 of a contingent liability previously accrued during the three months ended March 31, 1998 in the amount of $100,250. The contingent liability arose from a notice issued by the California Franchise Tax Board (the "FTB") wherein the FTB claimed that the Partnership had failed to file its required information income tax returns. Upon establishing to the satisfaction of the FTB that the returns had been filed, the FTB waived its notice and the Partnership reversed the accrual. This reversal (in an amount equal to the accrual) also gives rise to the credit in general and administrative expenses for the three months ended June 30, 1998.

Other Financial Information

     In 1996 the computers used by the Partnership at the Managing General Partner's offices in Sacramento were updated. In the process of updating its hardware and software, the Managing General Partner eliminated any potential Year 2000 problem with respect to such computers. Similarly, the Managing General Partner does not anticipate any material Year 2000 problem with the computers in use at the motel. The Managing General Partner has not investigated and does not know whether any Year 2000 problems may arise from its third party vendors. Because the motel is a "budget" motel, the Partnership's most significant vendors are its utility providers and banks. To the extent banking services, utility services and other goods and services are unavailable as a result of Year 2000 problems with the computer systems of such vendors or otherwise, the ability of the Partnership to conduct business at its motel would be compromised. No contingency plans have been developed in this regard.

     Items 304 and 305 of Regulation S-K promulgated by the Securities and Exchange Commission are not applicable to the Partnership.

                              FINANCIAL STATEMENTS

                                       for

                         CONSENT SOLICITATION STATEMENT

                                       of

                           FAMOUS HOST LODGING V, L.P.

                                November 12, 1998

                          INDEX TO FINANCIAL STATEMENTS


FAMOUS HOST LODGING V, L.P.                                             Page

INDEPENDENT AUDITORS' REPORT .........................................   F-1

FINANCIAL STATEMENTS:
Balance Sheets, December 31, 1997 and 1996............................   F-2
Statements of Operations for the Years Ended
     December 31, 1997, 1996 and 1995.................................   F-3
Statements of Partners' Equity for the Years
     Ended December 31, 1997, 1996 and 1995...........................   F-4
Statements of Cash Flows for the Years Ended
     December 31, 1997, 1996 and 1995.................................   F-5
Notes to Financial Statements.........................................   F-7


Balance Sheets, June 30, 1998 and December 31, 1997 (Unaudited).......   F-12
Statements of Operations for the Three Months and Six Months
     Ended June 30, 1998 and 1997 (Unaudited).........................   F-13
Statements of Partners' Equity for the Six Months
     Ended June 30, 1998 and 1998 (Unaudited).........................   F-14
Statements of Cash Flows for the Six Months
     Ended June 30, 1998 and 1997 (Unaudited).........................   F-15
Notes to Financial Statements.........................................   F-16

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Partners
Famous Host Lodging V, L.P.

We have audited the accompanying balance sheets of Famous Host Lodging V, L.P., a California limited partnership, as of December 31, 1997 and 1996, and the related statements of operations, partners' equity, and cash flows for each of the years in the three year period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Famous Host Lodging V, L.P. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1997, in conformity with generally accepted accounting principles.


VOCKER KRISTOFFERSON AND CO.


February 26, 1998
San Mateo, California


                                       F-1
e-super8/s8597fs.wp8.wpd




                           FAMOUS HOST LODGING V, L.P.
                       (A California Limited Partnership)
                                 BALANCE SHEETS
                           December 31, 1997 and 1996


                                                        ASSETS

                                                                                      1997             1996
                                                                                  ------------     --------
Current Assets:
   Cash and temporary investments (Notes 1, 3, 8 and 9)                            $  146,113       $  246,283
   Accounts receivable                                                                 32,624           24,531
   Prepaid expenses                                                                    37,862           39,762
                                                                                   ----------      -----------
      Total Current Assets                                                            216,599          310,576
                                                                                    ---------       ----------

Property and Equipment (Note 2):
   Building                                                                         4,077,604        4,077,604
   Furniture and equipment                                                          1,294,151        1,253,417
   Projects in progress                                                                -                58,444
                                                                                -------------      -----------
                                                                                    5,371,755        5,389,465
   Accumulated depreciation and amortization                                        (3,190,183)      (2,917,212)
                                                                                    ----------       ----------
      Property and Equipment, Net                                                   2,181,572        2,472,253
                                                                                   ----------       ----------

Other Assets                                                                           32,294           32,294
                                                                                  -----------      -----------

             Total Assets                                                          $2,430,465       $2,815,123
                                                                                   ==========       ==========

                                           LIABILITIES AND PARTNERS' EQUITY

Current Liabilities:
   Accounts payable and accrued liabilities                                         $ 165,909       $  184,017
   Due to related parties                                                              10,856              322
                                                                                   ----------     ------------

      Total Liabilities                                                               176,765          184,339
                                                                                    ---------      -----------


Contingent Liabilities and Lease Commitments (Notes 4 and 5)

Partners' Equity:
   General Partners                                                                     3,385            3,836
   Limited Partners: 10,000 units authorized,
      9,022 units issued and outstanding                                            2,250,315        2,626,948
                                                                                    ---------       ----------
      Total Partners' Equity                                                        2,253,700        2,630,784
                                                                                    ---------       ----------

             Total Liabilities and Partners' Equity                                $2,430,465       $2,815,123
                                                                                   ==========       ==========


                 See accompanying notes to financial statements.
                                       F-2




                           FAMOUS HOST LODGING V, L.P.
                       (A California Limited Partnership)
                            STATEMENTS OF OPERATIONS



                                                                                 Years Ended December 31:
                                                                        1997              1996                1995
                                                                    ------------     ------------         ---------
Income:
   Guest room                                                        $2,458,115        $2,489,982        $2,466,338
   Restaurant                                                           690,622           655,746           636,141
   Telephone and vending                                                 55,707            65,512            54,893
   Interest                                                               6,938             9,131            11,825
   Other                                                                 39,344            37,045            44,624
                                                                   ------------       -----------        ----------
       Total Income                                                   3,250,726         3,257,416         3,213,821
                                                                    -----------        ----------        ----------


Expenses:
   Hotel and restaurant operations (Notes 4, 5 and 6)                 1,886,822         1,900,900         1,790,818
   Restaurant operations (Note 4,5 and 6)                               887,991           800,817           844,027
   General and administrative (Note 4)                                   77,356            78,787            61,637
   Depreciation and amortization (Note 2)                               281,791           299,764           278,574
   Property management fees (Note 4)                                    161,840           162,361           160,089
                                                                    -----------       -----------        ----------
       Total Expenses                                                 3,295,800         3,242,629         3,135,145
                                                                     ----------        ----------        ----------

       Net Income (Loss)                                            $   (45,074)     $    14,787       $    78,676
                                                                     ===========      ===========       ===========




Net Income (Loss) Allocable to General Partners                           $(451)            $148              $787
                                                                           =====             ====             ====

Net Income (Loss) Allocable to Limited Partners                        $(44,623)          $14,639          $77,889
                                                                       ========           =======          =======

Net Income (Loss) Per Partnership Unit (Note 1)                           $4.95             $1.62            $8.63
                                                                          =====             =====            =====

Distributions to Limited Partners Per
   Partnership Unit (Note 1)                                             $36.80            $36.80           $36.80
                                                                         ======            ======           ======



                 See accompanying notes to financial statements.
                                       F-3




                           FAMOUS HOST LODGING V, L.P.
                       (A California Limited Partnership)
                         STATEMENTS OF PARTNERS' EQUITY



                                                                                Years Ended December 31:
                                                                        1997             1996              1995
                                                                     ----------       ----------       --------
General Partners:
   Balance, beginning of year                                         $   3,836     $     3,688         $   2,901
   Net income (Loss)                                                       (451)            148               787
                                                                     -----------    ------------        ----------
       Balance, End of Year                                               3,385           3,836             3,688
                                                                     ----------     ------------        ----------


Limited Partners:
   Balance, beginning of year                                         2,626,948       2,944,319         3,198,440
   Net income (Loss)                                                    (44,623)         14,639            77,889
   Less: Cash distribution to limited partners                         (332,010)       (332,010)         (332,010)
                                                                     -----------     -----------        ----------
       Balance, End of Year                                           2,250,315       2,626,948         2,944,319
                                                                     ----------       ----------        ----------


       Total Partners' Equity                                        $2,253,700      $2,630,784        $2,948,007
                                                                     ==========      ==========        ==========




                 See accompanying notes to financial statements.
                                       F-4




                           FAMOUS HOST LODGING V, L.P.
                       (A California Limited Partnership)
                            STATEMENTS OF CASH FLOWS



                                                                                                            Years Ended December 31:
                                                                         1997             1996             1995
                                                                    ------------     ------------      --------

Cash Flows From Operating Activities:
   Received from hotel and restaurant operations                     $3,237,065       $3,255,807        $3,224,408
   Expended for hotel and restaurant operations
     and general and administrative expenses                         (2,963,719)      (2,942,661)       (2,878,610)
   Interest received                                                      8,651            8,216            11,223
                                                                   ------------     ------------       -----------
       Net Cash Provided by Operating Activities                        281,997          321,362           357,021
                                                                    -----------      -----------       -----------


Cash Flows From Investing Activities:
   Proceeds from sale of property and equipment                             230              500             3,060
   Purchases of property and equipment                                  (50,387)         (29,643)         (306,084)
                                                                     -----------     -----------        ----------
       Net Cash Used by Investing Activities                            (50,157)         (29,143)         (303,024)
                                                                     -----------     -----------        ----------


Cash Flows From Financing Activities:
   Distributions paid to limited partners                              (332,010)        (332,010)         (332,010)
                                                                      ----------      -----------        ----------
       Net Cash Used by Financing Activities                            (332,010)       (332,010)         (332,010)
                                                                      ----------      -----------        ----------


       Net Increase (Decrease) in Cash
         and Temporary Investments                                      (100,170)        (39,791)         (278,013)


Cash and Temporary Investments:
   Beginning of year                                                    246,283          286,074           564,087
                                                                     ----------      -----------        ----------

        End of Year                                                   $ 146,113       $  246,283        $  286,074
                                                                      =========       ==========        ==========



                 See accompanying notes to financial statements.
                                       F-5




                           FAMOUS HOST LODGING V, L.P.
                       (A California Limited Partnership)
                      STATEMENTS OF CASH FLOWS (Continued)



                                                                                                            Years Ended December 31:
                                                                         1997             1996             1995
                                                                     -----------       ----------       -------
Reconciliation of Net Income (Loss) to Net Cash
  Provided by Operating Activities:

   Net income (loss)                                                   $ (45,074)       $ 14,787          $ 78,676
                                                                       ----------       --------          --------

   Adjustments  to  reconcile  net  income  to
    net cash  provided  by  operating
    activities:
       Depreciation and amortization                                    281,791          299,764           278,574
       (Gain) loss on disposition of property and equipment              59,047             (500)            4,170
       (Increase) decrease in accounts receivable                        (8,093)           6,607            21,810
       (Increase) decrease in prepaid expenses                            1,900           (3,724)            5,210
       (Increase) decrease in other assets                                 -                 -              (1,000)
       Increase (decrease) in accounts payable and
         accrued liabilities                                            (18,108)           4,106           (18,863)
       Increase (decrease) in due to related parties                     10,534              322           (11,556)
                                                                     ----------       ----------         ---------
           Total Adjustments                                            327,071          306,575           278,345
                                                                      ---------         --------         ---------

           Net Cash Provided By Operating Activities                   $281,997         $321,362          $357,021
                                                                       ========         ========          ========




                 See accompanying notes to financial statements.
                                       F-6

                           FAMOUS HOST LODGING V, L.P.
                       (A California Limited Partnership)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - THE PARTNERSHIP

Famous Host Lodging V, L.P. is a limited partnership organized under California law on January 17, 1984, to acquire and/or develop and operate hotel properties in the State of California. The term of the Partnership expires December 31, 2023, and may be dissolved earlier under certain circumstances. On February 13, 1991 the Partnership Agreement was amended to change the name of the Partnership from "Super 8 Lodging V, Ltd." to "Famous Host Lodging V, L.P." The hotel in Barstow, California was opened in December 1985. In 1987 the Partnership commenced operation of a family restaurant and cocktail lounge immediately adjacent to the hotel. The Partnership grants credit to customers, substantially all of which are local businesses.

The managing general partner is Grotewohl Management Services, Inc., the fifty percent stockholder and officer of which is Philip B. Grotewohl. In addition, there is one individual associate general partner.

The net income or net loss of the Partnership is allocated 1% to the General Partners and 99% to the Limited Partners. Net income (loss) and distributions per partnership unit are based upon 9,022 units outstanding. All partnership units are owned by the Limited Partners.

The partnership agreement requires that the Partnership maintain working capital reserves for normal repairs, replacements, working capital and contingencies in an amount of at least 5% of gross proceeds of the public offering of units as adjusted for distributions of sales proceeds ($276,799 at December 31, 1997). As of December 31, 1997, the Partnership had working capital of only $39,834 due to capital renovations made during 1996 and distributions to limited partners in 1996 and 1997.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Items of Partnership income or loss are passed through to the individual partners for income tax purposes, along with any income tax credits. Therefore, no federal or California income taxes are provided for in the financial statements of the Partnership. At December 31, 1997, assets and liabilities on a tax basis were approximately $750,000 lower than on a book basis due to accelerated depreciation methods used for tax purposes.

Property and equipment are recorded at cost. Depreciation and amortization are computed using the following estimated useful lives and methods:

         Description                  Methods                 Useful Lives

     Building and components      150% declining balance      10-25 years
                                  and straight-line

     Furniture and equipment      200% declining balance       4-7 years
                                  and straight-line


Costs incurred in connection with maintenance and repair are charged to expense. Major renewals and betterments that materially prolong the lives of assets are capitalized.

Long-lived assets are revised for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                           FAMOUS HOST LODGING V, L.P.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)


NOTE 3 - CASH AND TEMPORARY INVESTMENTS

Cash and temporary investments as of December 31, 1997 and 1996 consist of the following:

                                                1997              1996
                                              --------          ------
    Cash in bank                             $  71,809          $ 57,133
    Money market accounts                       74,304            89,150
    Certificates of deposit                      -               100,000
                                              --------          --------
        Total Cash and Temporary Investments  $146,113          $246,283
                                              ========          ========


Temporary investments are recorded at cost, which approximates market value. The Partnership considers temporary investments and all highly liquid marketable securities with original maturities of five months or less to be cash equivalents for purposes of the statement of cash flows.

NOTE 4 - RELATED PARTY TRANSACTIONS

Property Management Fees
The General Partners, or their affiliates, handle the management of the hotel property of the Partnership. The fee for this service is 5% of the gross revenues from Partnership operations, as defined in the partnership agreement, and amounted to $161,840 in 1997, $162,361 in 1996 and $160,089 in 1995.

Subordinated Distributions to General Partners
During the Partnership's operational stage, the General Partners are to receive an aggregate of 10% of Partnership distributions from cash available for distribution, of which 9% will constitute a fee for managing the Partnership and 1% will be on account of their interest in the income and losses of the Partnership. These distributions are subordinated, however, to payment to each Limited Partner during such year of distributions from cash available for distribution equal to a 14% per annum non-cumulative return on his adjusted capital contribution. Through December 31, 1997, the Limited Partners have not received a 14% non-cumulative return in any year, therefore no distributions have been made or have accrued to the General Partners.

Subordinated Incentive Distributions
Under the terms of the partnership agreement, the General Partners are to receive an aggregate of 15% of Partnership distributions of net proceeds from the sale or refinancing of Partnership properties. The aggregate distribution of 15% is composed of a 14% subordinated incentive fee as additional compensation for services rendered by the General Partners and the 1% on account of their interest in the income and losses of the Partnership. These distributions are subordinated, however, to net proceeds from the sale or refinancing of Partnership properties remaining after distribution to the Limited Partners of any portion thereof required to cause distributions to the Limited Partners from all sources to be equal to their capital contributions plus 10% per annum cumulative return on their adjusted capital contributions. At December 31, 1997, the Limited Partners had not received the 10% per annum cumulative return, and accordingly, no such proceeds have been distributed to the General Partners.

                           FAMOUS HOST LODGING V, L.P.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)



NOTE 4 - RELATED PARTY TRANSACTIONS (Continued)

Administrative Expenses Shared by the Partnership and Its Affiliates There are certain administrative expenses allocated between the Partnership and other partnerships managed by the General Partners and their affiliates. These expenses, which are allocated based on usage, are telephone, data processing, rent of the administrative office, and administrative salaries. Management believes that the methods used to allocate shared administrative expenses are reasonable. The administrative expenses allocated to the Partnership were approximately $230,000 in 1997, $225,000 in 1996 and $223,000 in 1995 and are
included in general and administrative expenses and hotel and restaurant operations expenses in the accompanying statements of operations. Included in administrative salaries are allocated amounts paid to two employees who are related to Philip B. Grotewohl, the fifty percent stockholder of Grotewohl Management Services, Inc. (see Note 1), the General Partner.

NOTE 5 - LEASE COMMITMENTS

The Partnership leases 3.05 acres of land in Barstow, California for a term of 50 years beginning in 1984. The Partnership has the right to extend the lease for three consecutive periods of ten years each. The base rent payments are subject to annual upward or downward adjustments based on changes in the Consumer Price Index. The Partnership also leases the site adjacent to its Barstow hotel that contains a restaurant and lounge. The lease provides for a 20-year term ending December 31, 2010 with an option to terminate this lease after termination of the Holiday Inn license agreement. The option cannot be exercised before the tenth year of the renewal term and requires six months written notice.

Both leases contain provisions requiring the lessee to pay all property taxes and assessments. The leases provide for payment of the excess of percentage rent over the base rent. The percentage rent is 9% of the combined gross hotel room revenues and gross restaurant and lounge sales.

Rental expense under these leases incurred by the Partnership amounted to $299,375 in 1997, $299,569 in 1996 and $297,167 in 1995. Such amounts are included in hotel and restaurant operations expense in the accompanying statements of operations.

Future lease commitments at December 31, 1997, using the current minimum monthly amounts, are as follows:


Years Ended                           Hotel Land     Restaurant
December 31:                            Lease           Lease          Total

  1998                                $  163,428    $   116,688    $   280,116
  1999                                   163,428        116,688        280,116
  2000                                   163,428        116,688        280,116
  2001                                   163,428        116,688        280,116
  2002                                   163,428        116,688        280,116
  2003-2035                            5,147,982        933,504      6,081,486
                                      ----------    -----------     ----------

Total minimum future lease payments   $5,965,122     $1,516,944     $7,482,066
                                      ==========     ==========     ==========

                           FAMOUS HOST LODGING V, L.P.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)


NOTE 6 - HOTEL AND RESTAURANT OPERATING EXPENSES

The following table summarizes the major components of hotel and restaurant operating expenses for the following years:


                                                               1997                  1996                 1995

Hotel operating expenses:
Salaries and related expenses                               $ 473,267           $   464,624            $ 448,159
Rent                                                          235,753               238,538              235,455
Franchise, advertising and reservation fees                   175,932               179,762              177,711
Utilities                                                     151,979               155,573              163,683
Allocated costs, mainly indirect salaries                     186,004               184,064              181,607
Renovations and replacements                                   52,913                40,926               77,384
Maintenance expenses                                          106,149               125,157              139,443
Property taxes                                                 63,790                65,322               61,697
Property insurance                                             43,021                41,984               39,776
Other operating expenses                                      398,014               404,950              265,903
                                                           ----------           -----------             --------

          Total hotel operating expenses                   $1,886,822            $1,900,900           $1,790,818
                                                           ==========            ==========           ==========


Restaurant operating expenses:
Salaries and related expenses                               $ 393,229           $   343,962            $ 341,357
Cost of food and beverage                                     287,070               253,888              231,355
Rent                                                           65,302                63,068               60,818
Utilities                                                      49,693                48,678               52,858
Property taxes                                                 10,504                11,551               10,307
Property insurance                                              8,595                 9,525                9,802
Other operating expenses                                       73,598                70,145              137,530
                                                            ---------            ----------             --------

           Total restaurant
              operating expenses                             $887,991              $800,817             $844,027
                                                             ========              ========             ========

NOTE 7 - COMMITMENTS

Franchise Fees
In February 1991, the Partnership obtained a ten-year franchise agreement with Holiday Inns, Inc. to operate its Barstow hotel and restaurant under the name "Holiday Inn." The Partnership pays monthly franchise fees of 4% of gross room revenues of the hotel and makes monthly contributions of 1 1/2% and 1% of guest room revenues to a marketing fund and reservation fund, respectively.

NOTE 8 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash and temporary investments approximates fair value because of the short-term maturity of those investments.

                           FAMOUS HOST LODGING V, L.P.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)


NOTE 9 - CONCENTRATION OF CREDIT RISK

The Partnership maintains its cash accounts in five commercial banks located in California. Accounts at each bank are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 per bank. A summary of the total uninsured cash balances (not reduced by outstanding checks) as of December 31, 1997 follows:

          Total cash in all California banks                    $177,077
          Portion insured by FDIC                               (131,674)
            Uninsured cash balance                              $ 45,403
                                                                ========

NOTE 10 - LEGAL PROCEEDINGS AND SUBSEQUENT EVENT

On October 27, 1997, a complaint was filed in the United States District Court by the Managing General Partner naming as defendants Everest/Madison Investors, LLC, Everest Lodging Investors, LLC, Everest Properties II, LLC, Everest Properties, Inc., W. Robert Kohorst, David I. Lesser, The Blackacre Capital Group, L.P., Blackacre Capital Management Corp., Jeffrey B. Citron, Ronald J. Kravit, and Stephen P. Enquist. The complaint alleged that the defendants violated certain provisions of the Security and Exchange Act of 1934 and sought injunctive and declarative relief.

On October 28, 1997, a complaint was filed in the Superior Court of the State of California, Sacramento County by Everest Lodging Investors, LLC and Everest/Madison Investors, LLC as plaintiffs against the General Partners of the Partnership and four other partnerships which have common general partners as nominal defendants. The complaint pertained to the receipt by the defendants of franchise fees and reimbursement of expenses, the indications of interest made by the plaintiffs in purchasing the properties of the nominal defendants, and the alleged refusal of the defendants to provide information required by the terms of the Partnership's partnership agreement and California law.

On February 20, 1998, the parties entered into a settlement agreement and both of the above complaints were dismissed. Pursuant to the terms of the settlement agreement, the General Partner has agreed to proceed with the marketing for sale of the properties of the Partnerships, among other things, if by June 30, 1998, it receives an offer to purchase one or more properties for a cash price equal to 75% or more of the appraised value. In addition, the General Partner has agreed to submit the offer for approval to the limited partners as required by the partnership agreements and applicable law. The General Partner has also agreed that upon the sale of one or more properties, to distribute promptly the proceeds of the sale after payment of payables and retention of reserves to pay anticipated expenses. The Everest Defendants agreed not to generally solicit the acquisition of any additional units of the Partnerships without first filing the necessary documents with the SEC. Under the terms of the settlement agreement, the Partnerships have agreed to reimburse the Everest Defendants for certain costs not to exceed $60,000, to be allocated among the Partnerships. Of this amount, the Partnership will pay approximately $12,000 during the year ended December 31, 1998.

                           Famous Host Lodging V, L.P.
                       (A California Limited Partnership)
                                  Balance Sheet
                       June 30, 1998 and December 31, 1997

                                                         6/30/98      12/31/97
                                                       ----------    ----------
                                     ASSETS
Current Assets:
   Cash and temporary investments                     $   275,409   $   146,113
   Accounts receivable                                     37,987        32,624
   Prepaid expenses                                        30,927        37,862
                                                       ----------    ----------
    Total current assets                                  344,323       216,599
                                                       ----------    ----------

Property and Equipment:
   Buildings                                            4,077,604     4,077,604
   Furniture and equipment                              1,308,121     1,294,151
                                                       ----------    ----------
                                                        5,385,725     5,371,755
   Accumulated depreciation                            (3,320,794)   (3,190,183)
                                                       ----------    ----------

    Property and equipment, net                         2,064,931     2,181,572
                                                       ----------    ----------

Other Assets:                                              32,294        32,294
                                                       ----------   ----------

    Total Assets                                      $ 2,441,548   $ 2,430,465
                                                       ==========    ==========

                        LIABILITIES AND PARTNERS' EQUITY
Current Liabilities:
   Accounts payable and accrued liabilities           $   186,967   $   176,765
                                                       ----------    ----------
    Total liabilities                                     186,967       176,765
                                                       ----------    ----------

Contingent Liabilities (See Note 1)

Partners' Equity:
   General Partners                                         4,224         3,385
   Limited Partners (9,022 units
    issued and outstanding)                             2,250,357     2,250,315
                                                       ----------    ----------
    Total partners' equity                              2,254,581     2,253,700
                                                       ----------    ----------

Total Liabilities and Partners' Equity                $ 2,441,548   $ 2,430,465
                                                       ==========    ==========




                                   UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                           Famous Host Lodging V, L.P.
                       (A California Limited Partnership)
                             Statement of Operations
                For the Six Months Ending June 30, 1998 and 1997

                            Three Months  Six Months  Three Months   Six Months
                                Ended        Ended         Ended        Ended
                               6/30/98      6/30/98       6/30/97      6/30/97
                             ----------   ----------   -----------   ----------

Income:
 Hotel room                 $   664,962  $ 1,317,738  $    587,612  $ 1,291,751
 Restaurant                     104,095      239,119       165,713      319,948
 Telephone and vending           10,949       23,943        12,429       26,909
 Interest                           857        1,649         4,118        5,810
 Other                           16,353       29,645        12,936       22,816
                             ----------   ----------   -----------   ----------
  Total Income                  797,216    1,612,094       782,808    1,667,234
                             ----------   ----------   -----------   ----------

Expenses:
 Motel operating expenses
  (Note 2)                      467,135      922,132       445,874      895,150
Restaurant operations
  (Note 2)                      129,137      311,293       230,450      434,189
General and administrative      (68,347)      84,130        17,442       40,198
 Depreciation and
  amortization                   65,495      130,611        70,239      139,992
 Property management fees        39,527       80,045        38,707       82,920
                             ----------   ----------   -----------   ----------
  Total Expenses                632,947    1,528,211       802,712    1,592,449
                             ----------   ----------   -----------   ----------

 Net Income (Loss)          $   164,269  $    83,883  $    (19,904) $    74,785
                             ==========   ==========   ===========   ==========

Net Income (Loss) Allocable
 to General Partners             $1,643         $839         ($199)        $748
                             ==========   ==========   ===========   ==========

Net Income (Loss) Allocable
 to Limited Partners           $162,626      $83,044      ($19,705)     $74,037
                             ==========   ==========   ===========   ==========

Net Income (Loss)
 per Partnership Unit            $18.03        $9.20        ($2.18)       $8.21
                             ==========   ==========   ===========   ==========

Distribution to Limited Partners
 per Partnership Unit             $9.20       $18.40         $9.20       $18.40
                             ==========   ==========   ===========   ==========






                                   UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                           Famous Host Lodging V, L.P.
                       (A California Limited Partnership)
                    Statement of Changes in Partners' Equity
                For the Six Months Ending June 30, 1998 and 1997


                                                          1998          1997
                                                       ----------    ----------

General Partners:
 Balance at beginning of year                         $     3,385   $     3,836
 Net income (loss)                                            839           748
                                                       ----------    ----------
  Balance at end of period                                  4,224         4,584
                                                       ----------    ----------


Limited Partners:
 Balance at beginning of year                           2,250,315     2,626,948
 Net income (loss)                                         83,044        74,037
 Distributions to limited partners                        (83,002)     (166,005)
                                                       ----------    ----------
  Balance at end of period                              2,250,357     2,534,980
                                                       ----------    ----------

  Total Partners' Equity                              $ 2,254,581   $ 2,539,564
                                                       ==========    ==========




























                                   UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                           Famous Host Lodging V, L.P.
                       (A California Limited Partnership)
                             Statement of Cash Flows
                For the Six Months Ending June 30, 1998 and 1997

                                                          1998          1997
                                                       ----------    ----------
Cash flows from operating activities:
 Received from hotel and restaurant revenues          $ 1,605,082   $ 1,662,323
 Expended for hotel and restaurant operation
  and general and administrative expenses              (1,380,463)   (1,421,142)
 Interest received                                          1,649         5,379
                                                       ----------    ----------
   Net cash provided (used) by operating activities       226,268       246,560
                                                       ----------    ----------
Cash flows from investing activities:
 Purchases of property and equipment                      (13,970)      (27,818)
 Proceeds from sale of equipment                             -              230
                                                       ----------    ----------
   Net cash provided (used) by investing activities       (13,970)      (27,588)
                                                       ----------    ----------
Cash flows from financing activities:
 Distributions paid to limited partners                   (83,002)     (166,005)
                                                       ----------    ----------
   Net cash provided (used) by operating activities       (83,002)     (166,005)
                                                       ----------    ----------
   Net increase (decrease) in cash
     and temporary investments                            129,296        52,967

   Cash and Temporary Investments:
      Beginning of year                                   146,113       246,283
                                                       ----------    ----------

         End of Period                                $   275,409   $   299,250
                                                       ==========    ==========

Reconciliation of net income (loss) to net cash provided (used) by operating activities:

 Net income (loss)                                    $    83,883   $    74,785
                                                       ----------    ----------
 Adjustments to reconcile net income to net cash used by operating activities:
   Depreciation and amortization                          130,611       139,992
   (Gain) loss on disposition of
    property and equipment                                   -             (230)
   (Increase) decrease in accounts receivable              (5,363)          468
   (Increase) decrease in prepaid expenses                  6,935         3,976
   Increase (decrease) in accounts payable
     and accrued liabilities                               10,202        27,569
                                                       ----------    ----------
          Total adjustments                               142,385       171,775
                                                       ----------    ----------
          Net cash provided (used) by
            operating activities                      $   226,268   $   246,560
                                                       ==========    ==========

                                   UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                           Famous Host Lodging V, L.P.
                       (A California Limited Partnership)
                          Notes to Financial Statements
                             June 30, 1998 and 1997

Note 1:
The attached interim financial statements include all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the period presented.

Users of these interim financial statements should refer to the audited financial statements for the year ended December 31, 1997 for a complete disclosure of significant accounting policies and practices and other detail necessary for a fair presentation of the financial statements.

In accordance with the partnership agreement, the following information is presented related to fees paid to the General Partners or affiliates for the period.

   Property Management Fees               $80,045

In February, 1991 the Partnership terminated its franchise and its affiliation with Super 8 Motels, Inc. and began operating as a Holiday Inn. Accordingly, no franchise or advertising fees have been paid to the General Partners or their affiliates for the period.

Partnership  management  fees  and  subordinated  incentive   distributions  are
contingent in nature and none have been accrued or paid during the current period.

Note 2:
The following table summarizes the major components of hotel operating expenses for the periods reported:

                            Three Months  Six Months  Three Months   Six Months
                                Ended        Ended        Ended         Ended
                               6/30/98      6/30/98      6/30/97       6/30/97
                             ----------   ----------   -----------   ----------
Motel Operating Costs:
Salaries and related
 costs                      $   124,283  $   248,928  $   119,818   $   244,224
Rent                             64,655      126,450       57,623       123,811
Franchise, advertising and
 reservation fees                45,045       91,577       42,249        92,095
Utilities                        31,657       65,750       35,083        68,291
Allocated costs, mainly
 indirect salaries               47,755       97,516       44,313        88,423
Maintenance, repairs &
 replacements                    48,003       88,434       38,016        69,097
Property taxes                   16,024       32,049       15,870        31,741
Property insurance               10,409       21,063       12,299        23,017
Other operating expenses         79,304      150,365       80,603       154,451
                             -----------  ----------   ----------    ----------
                                467,135      922,132      445,874       895,150
                             ===========  ==========   ==========    ==========

Restaurant Operating Expenses:
Salaries and related costs       49,987      125,776       98,333       187,657
Cost of Food and Beverage        37,454       85,093       69,111       129,659
Rent                              9,369       22,895       14,914        30,543
Utilities                         7,704       16,518       12,139        22,631
Property taxes                    2,631        5,259        2,622         5,244
Property insurance                2,286        4,523        2,061         4,655
Other operating expenses         19,706       51,229       31,270        53,800
                             -----------  ----------   ----------    ----------
                                129,137      311,293      230,450       434,189
                             ===========  ==========   ==========    ==========

The following additional material contingencies are required to be restated in interim reports under federal securities law: None.

                                                                    APPENDIX 1


      PLEASE MARK, SIGN, DATE AND RETURN IN THE ENCLOSED STAMPED ENVELOPE


                  ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS

                           FAMOUS HOST LODGING V, L.P.
                                  2030 J Street
                          Sacramento, California 95814
                                 (916) 442-9183

     THIS CONSENT IS SOLICITED ON BEHALF OF THE PARTNERSHIP AND THE MANAGING GENERAL PARTNER.

     The undersigned hereby acknowledges receipt of the Consent Solicitation Statement dated November 12, 1998 and hereby votes all the units of limited partnership interest of Famous Host Lodging V, L.P. (the "Partnership"), held of record by the undersigned as follows:

     The Proposal. The Partnership's Certificate and Agreement of Limited Partnership will be amended to grant to the General Partners authority to sell the Partnership's motel and related personal property to Tiburon Capital Corporation, or a nominee thereof, as specifically set forth under "Amendment to the Partnership Agreement" on page 23 in the accompanying Consent Solicitation Statement.

                         FOR [ ] AGAINST [ ] ABSTAIN [ ]


     This Consent, when properly executed and returned to the Partnership, will be voted in the manner directed herein by the undersigned limited partner. IF NO DIRECTION IS MADE FOR THE PROPOSAL, THIS CONSENT, IF SO EXECUTED AND RETURNED, WILL BE VOTED FOR THE PROPOSAL.

Please sign exactly        If signing as attorney, executor,
as name appears below:     administrator, trustee or guardian, please give
                           full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If held by co-owners, both shoud sign.

DATED:             , 1998
                           ___________________________________
                           Signature

                           ___________________________________
                           Additional signature, if held jointly
PLEASE MARK, SIGN, DATE AND
RETURN THIS
POSTPAID CONSENT CARD.

                                                                   APPENDIX 2
To all Limited Partners of Famous Host Lodging V, L.P.

     We are pleased to submit to you the enclosed materials for use in our solicitation of the Limited Partners' approval of the proposed sale of the Partnership's motel assets to Tiburon Capital Corporation.

     All of our Limited Partners should carefully read the enclosed materials and then vote for or against the proposed sale by marking, signing and returning the enclosed ballot form in the enclosed stamped, addressed envelope.

     It must be understood that the proposed sale cannot be considered approved without the affirmative vote of the owners of more than 50% of the units of limited partnership interest. Therefore, if a Limited Partner does not return his signed ballot, that Limited Partner will have effectively voted against the sale.

     The Managing General Partner believes that this proposed sale at an all-cash price equal to the full amount of the recent appraisal of the Partnership's motel would be favorable to the Limited Partners and should be approved. It believes that this is particularly true in light of the national and world-wide economic uncertainties that have developed since the contract of sale was made on April 30, 1998.

     The Limited Partners should be aware that Mark Grotewohl, a son of the owners of the Managing General Partner, and a former employee of the Partnership, will be employed by the buyer as the property manager and will have a profits (but not a capital) interest in the buyer.

     We estimate that after we have received the required affirmative vote, the sale and distribution of proceeds should be completed within 45 days.

     Please mark the enclosed ballot and return it to us in the enclosed envelope. And please call us if you have any questions.

Sincerely yours,